      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 2001


                                                      REGISTRATION NO. 333-44648
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       METRICOM, INC.                                            METRICOM FINANCE, INC.
   (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)        (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                          DELAWARE                                                      DELAWARE
                  (STATE OF INCORPORATION)                                      (STATE OF INCORPORATION)
                         77-0294597                                                    77-0529272
            (I.R.S. EMPLOYER IDENTIFICATION NO.)                          (I.R.S. EMPLOYER IDENTIFICATION NO.)

                             333 WEST JULIAN STREET
                           SAN JOSE, CALIFORNIA 95110
                                 (408) 282-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              RALPH C. DERRICKSON
                        INTERIM CHIEF EXECUTIVE OFFICER
                                 METRICOM, INC.
               333 WEST JULIAN STREET, SAN JOSE, CALIFORNIA 95110
                                 (408) 282-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                              KENNETH L. GUERNSEY
                               COOLEY GODWARD LLP
                         ONE MARITIME PLAZA, 20TH FLOOR
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 693-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the registration statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES                                PROPOSED MAXIMUM     AMOUNT OF REGISTRATION
TO BE REGISTERED                                               OFFERING PRICE(1)(2)      FEE(1)(2)(3)(4)
------------------------------------------------------------------------------------------------------------
Common Stock of Metricom, $0.001 par value per share(5).....           (9)                      --
Preferred Stock of Metricom, $0.001 par value per
share(6)....................................................           (9)                      --
Debt Securities(7)..........................................           (9)                      --
Guarantees of Metricom with respect to Debt Securities(8)...           (9)                      --
Equity Warrants of Metricom.................................           (9)                      --
Debt Warrants...............................................           (9)                      --
Units.......................................................           (9)                      --
       Total................................................     $300,250,000(10)            $79,266
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

 (1) The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrants in connection with the issuance by the registrants of the securities registered hereunder.
 (2) Of the unsold securities previously registered by the registrants under Registration Statement Nos. 333-91359 and 333-95669 referred to below, unsold securities with a maximum aggregate offering price of $899,750,000 are being carried forward in this registration statement pursuant to Rule 429 under the Securities Act. Accordingly, the total amount registered under this registration statement as so consolidated is $1,200,000,000. In connection with the filing of the earlier registration statements, the registrants paid registration fees with respect to the above-specified unsold securities in the aggregate amount of $244,020, consisting of $128,816 paid under Registration Statement No. 333-91359 and $115,204 paid under Registration Statement No. 333-95669. In accordance with Rule 429, the amount of registration fee reflected in the table above does not include the $244,020 previously paid to the Securities and Exchange Commission with respect to the earlier registration statements.
 (3) With respect to debt securities, excluding accrued interest and accrued amortization of discount, if any, to the date of delivery.
 (4) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.
 (5) Shares of common stock may be issued in primary offerings, upon conversion of debt securities and/or preferred stock registered hereby and/or upon exercise of equity warrants registered hereby. The aggregate amount of common stock registered hereby that may be sold in at-the-market offerings is limited to that which is permissible under Rule 415(a)(4) under the Securities Act.
 (6) Shares of preferred stock may be issued in primary offerings, upon conversion of debt securities registered hereby and/or upon exercise of Equity Warrants registered hereby.
 (7) Debt securities may be issued in primary offerings and/or upon exercise of debt warrants registered hereby. Subject to note 10 below, there is being registered hereunder, by Metricom and Metricom Finance, Inc., an indeterminate principal amount of their debt securities as may be sold, from time to time, by either of the registrants. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount at maturity as shall result in aggregate gross proceeds to the registrants not to exceed $1,200,000,000 less the gross proceeds attributable to any securities previously issued pursuant to this registration statement.
 (8) The obligations of Metricom Finance, Inc. under debt securities registered hereunder will be fully and unconditionally guaranteed by Metricom as described more fully in the registration statement.
 (9) Not required to be included in accordance with General Instruction II.D. of Form S-3.
(10) Except as permitted by Rule 462 under the Securities Act, in no event will the aggregate maximum offering price of all securities issued from time to time pursuant to this registration statement exceed $1,200,000,000. The securities registered hereunder may be sold separately or with other securities registered hereunder.

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO (A) THE $463,368,000 MAXIMUM AGGREGATE OFFERING PRICE OF UNSOLD SECURITIES PREVIOUSLY REGISTERED UNDER REGISTRATION STATEMENT ON FORM S-3 NO. 333-91359 AND (B) $436,382,000 MAXIMUM AGGREGATE OFFERING PRICE OF UNSOLD SECURITIES PREVIOUSLY REGISTERED UNDER REGISTRATION STATEMENT ON FORM S-3 NO. 333-95669. ACCORDINGLY, THIS REGISTRATION STATEMENT CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO EACH OF SUCH EARLIER REGISTRATION STATEMENTS. POST-EFFECTIVE AMENDMENT NO. 1 SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. METRICOM AND METRICOM FINANCE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 21, 2001


PROSPECTUS

                                 $1,200,000,000

                                 METRICOM, INC.
                                  COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                         GUARANTEES OF DEBT SECURITIES
                                EQUITY WARRANTS
                                     UNITS

                             METRICOM FINANCE, INC.
                                DEBT SECURITIES
                                 DEBT WARRANTS
                                     UNITS
             GUARANTEED AS SET FORTH IN THIS PROSPECTUS BY METRICOM

     Metricom, Inc., or Metricom, may offer, from time to time, in one or more series, at prices and on terms that it will determine at the time of offering, any or all of the following:

     - secured or unsecured debt securities;

     - shares of preferred stock;

     - shares of common stock;

     - warrants to purchase debt securities or any other security;

     - warrants to purchase common stock or preferred stock;


     - units consisting of two or more of the foregoing securities and/or securities registered by Metricom or Metricom Finance, Inc.; or


     - guarantees of debt securities of Metricom Finance, Inc.

     Metricom Finance, Inc., a wholly-owned subsidiary of Metricom, as co-issuer and co-obligor, may offer, from time to time, in one or more series, at prices and on terms to be determined at the time of the offering, one or more series of secured or unsecured debt securities, warrants to purchase debt securities or units consisting of debt securities, debt warrants or securities of Metricom. The obligation of Metricom Finance under any debt securities will be fully and unconditionally guaranteed by Metricom as set forth in this prospectus.

     Metricom and Metricom Finance will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.


     Metricom's common stock is traded on the Nasdaq National Market under the symbol "MCOM."

                           -------------------------

     THE SECURITIES METRICOM AND METRICOM FINANCE MAY OFFER INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 6.
                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------
              The date of this prospectus is                , 2000

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Forward-Looking Information...........   21
Deficiency of Earnings to Fixed
  Charges and Deficiency of Earnings
  to Combined Fixed Charges and
  Preferred Stock Dividends...........   21
Use of Proceeds.......................   21



                                        PAGE
                                        ----
Description of Capital Stock..........   22
Description of Debt Securities........   26
Description of Warrants...............   37
Description of Units..................   39
Plan of Distribution..................   39
Legal Matters.........................   40
Experts...............................   40
Where You Can Find More Information...   40


                            ------------------------

     No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus or the accompanying prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus and the accompanying prospectus supplement are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus and the accompanying prospectus supplement is accurate as of the dates on their covers.

                               PROSPECTUS SUMMARY

     The following is a summary of Metricom's business. This summary does not contain all of the information that may be important to you and we urge you to read this prospectus and the accompanying prospectus supplement carefully.

     Metricom is a high-speed wireless data services company. Metricom has designed its new high-speed service, marketed under the Ricochet(R) brand name, to meet the needs of the growing number of professionals who require full access to their corporate networks and the Internet while away from the office. Metricom's service will also appeal to consumers who desire high-speed mobile access to the Internet. By connecting a wireless modem to a laptop computer or other portable electronic device, users can access their corporate networks and the Internet whenever they want and wherever they are within Metricom's service areas, just as they would with a wired modem.

     Metricom is a Delaware corporation originally incorporated in California in 1985. Metricom Finance is a wholly-owned subsidiary of Metricom.

     Our principal office is located at 333 West Julian Street, San Jose, California 95110; our telephone number at that location is (408) 282-3000.

                          THE SECURITIES WE MAY OFFER


     Metricom and Metricom Finance may offer various series of debt securities, warrants to purchase debt securities or units, and Metricom may offer shares of its preferred or common stock or warrants to purchase shares of its preferred or common stock, with a total value of up to $1,200,000,000, from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:


     - designation or classification;

     - aggregate principal amount or aggregate offering price;

     - maturity, if applicable;

     - rates and times of payment of interest or dividends, if any;

     - redemption, conversion or sinking fund terms, if any;

     - voting or other rights, if any;


     - financial or other covenants, if any;


     - conversion prices and terms, if any;

     - in the case of a warrant, procedures and limitations relating to the exercise of the warrant, including its termination date, exercise price, duration and anti-dilution provisions;

     - in the case of a warrant offered concurrently with the offering of any other security, the date on and after which the warrant may be transferred separately from the other security; and

     - important federal income tax considerations.

     The prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. THIS PROSPECTUS MAY NOT BE USED TO COMPLETE ANY SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

     We may sell the securities directly or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we offer securities through agents, underwriters or dealers we will include in the applicable prospectus supplement:

     - the names of those agents, underwriters or dealers;

     - applicable fees, discounts and commissions, to be paid to them; and

     - the net proceeds to us.

     We may also deliver this prospectus in connection with the sale of any debt securities, warrants to purchase debt securities, shares of preferred stock or common stock or warrants to purchase preferred stock or common stock that we may issue or sell pursuant to the registration statement of which this prospectus is a part.

     Common Stock. Metricom may offer its common stock from time to time. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to any preferences of outstanding shares of preferred stock and as may be restricted by the terms of Metricom's and Metricom Finance's outstanding senior notes and warrants, holders of common stock are entitled to dividends when and if declared by the board of directors.

     Preferred Stock. Metricom may offer its preferred stock from time to time. Metricom's board of directors has the authority to issue its undesignated shares of preferred stock in new series and to fix the rights, preferences, privileges and restrictions of any new series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, without further vote or action by its stockholders, subject to rights of the holders of outstanding preferred stock and the rights of the holders of Metricom's and Metricom Finance's outstanding senior notes and warrants.

     Debt Securities. Metricom and Metricom Finance may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with all of Metricom's and Metricom Finance's other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing that debt, to all of Metricom's and Metricom Finance's senior indebtedness. Convertible or exchangeable debt securities will be convertible into or exchangeable for Metricom's common stock, preferred stock or any other security designated by Metricom or Metricom Finance, Inc. Conversion or exchange may be mandatory or at your option and would be at prescribed conversion or exchange rates.

     The debt securities will be issued under indentures between Metricom and Metricom Finance and Bank One Trust Company, N.A. or another trustee chosen by us, referred to in this prospectus as the trustee. In this prospectus, Metricom and Metricom Finance have summarized some of the terms and other general features of the debt securities. Metricom and Metricom Finance urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures, which contain the terms of the debt securities. The indentures have been filed as exhibits to the registration statement of which this prospectus is a part.

     Guarantees. Metricom will fully and unconditionally guarantee the obligations of Metricom Finance under the debt securities. Each guarantee with respect to senior debt securities will constitute part of Metricom's senior debt. Each guarantee with respect to subordinated debt securities will be subordinated to Metricom's senior indebtedness on the same basis as the applicable security of Metricom Finance is subordinated to the senior indebtedness of Metricom Finance.

     Equity Warrants. Metricom may offer warrants to purchase shares of its preferred or common stock from time to time. Unless provided otherwise in the relevant prospectus supplement and subject to any preferences of Metricom's outstanding shares of preferred stock and the rights of the holders of Metricom's and Metricom Finance's outstanding senior notes and warrants, holders of warrants will not generally be entitled to receive dividends paid on the preferred or common stock. Holders of warrants will not be stockholders. Any equity warrants Metricom may issue will have only those anti-dilution protections described in the applicable prospectus supplement. If Metricom offers warrants concurrently with the offer of other securities, including debt securities of Metricom Finance, Metricom may provide as a term of the warrants that the warrants may not be transferred separately from the other securities for a period of time as specified in the applicable prospectus supplement.

     Debt Warrants. We may offer warrants to purchase our debt securities from time to time. Prior to the exercise of these debt warrants, and subject to the rights of the holders of Metricom's and Metricom Finance's outstanding senior notes and warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon the exercise and will not be entitled to payment of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon the exercise.

     Units. We may offer from time to time units consisting of two or more of the securities described above. These units may be issuable as, and for a specified period of time may be transferable as, a single security only, as distinguished from the separate constituent securities constituting the units.

     Metricom(R) and Ricochet(R) are Metricom trademarks. Trade names and trademarks of other companies appearing in this prospectus are the property of their respective holders.

                                  RISK FACTORS

     Set forth below are a number of risk factors pertaining to the business and operations of Metricom and applicable to an investment in the securities that may be offered. An investment in the securities involves a high degree of risk. If any of the following risks actually occurs, Metricom's business could be harmed substantially. The prospectus supplement applicable to each type or series of securities offered will contain a discussion of risks applicable to an investment in the particular types of securities that are being offered under that prospectus supplement. Prior to making a decision about investing in the securities, you should carefully consider the specific factors discussed below and under the caption "Risk Factors" in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.

                      RISKS RELATED TO METRICOM'S BUSINESS

METRICOM NEEDS ADDITIONAL FUNDING TO CONTINUE ITS OPERATIONS DUE TO ITS CURRENT COMMITMENTS AND THE EXPENSE INVOLVED IN DEPLOYING ITS HIGH-SPEED NETWORK.


     Metricom has suffered recurring losses from operations and has incurred significant financial commitments that raise substantial doubt about its ability to continue as a going concern through 2001 without obtaining additional financing. As a result, Metricom's independent public accountants have included a "Going Concern" modification in their auditors' report dated January 30, 2001 (except with respect to the matter discussed in Note 16, as to which the date is March 28, 2001), which includes an explanatory paragraph with respect to the uncertainty regarding Metricom's ability to continue as a going concern as discussed in Note 2 to the financial statements included in Metricom's annual report on Form 10-K/A for the year ended December 31, 2000 (incorporated herein by reference). At its current level of operations and rate of negative cash flow, Metricom anticipates that its cash, cash equivalents and short-term investments will be adequate to satisfy its operating loss and capital expenditure requirements through August 2001. At March 31, 2001, Metricom had working capital of approximately $253.7 million and outstanding purchase commitments for capital equipment, network construction labor and modems of approximately $359 million. Expenditures associated with developing Metricom's high-speed service have contributed substantially to its cumulative net losses of approximately $769.7 million at March 31, 2001.



     Metricom believes that, in addition to the current funds on hand at December 31, 2000, to achieve positive cash flow from operations, it will require additional cash resources of approximately $500 million. However, the funds Metricom actually will require may vary materially from its estimates. In addition, Metricom could incur unanticipated costs or be required to alter its plans in order to respond to changes in competitive or other market conditions, which could require Metricom to raise additional capital sooner than it expects in order to be able to continue its current operations. Further, although Metricom does not currently believe that it needs to do so, it may decide to use a portion of its cash resources to acquire licensed spectrum or to license, acquire or invest in new products, technologies or businesses that it considers necessary to further the growth and development of its business, which could also impact the amount of additional cash resources required by Metricom to continue its current operations.


METRICOM HAS DELAYED THE COMPLETE DEVELOPMENT OF ITS NETWORK TO CONSERVE CASH.


     In order to extend the availability of its cash, Metricom has postponed deployment in most of its originally planned 46 markets until it is able to obtain additional financing. Metricom is attempting to reduce and/or restructure its financial commitments and reduce and/or restructure future cash outflows by negotiating alternative terms and discussing possible vendor financing arrangements with its suppliers and vendors of equipment and services. Metricom is also working with its channel partners to increase revenues through new marketing programs and promotions, and it is exploring potential additional sources of revenue. Metricom is working with advisors to obtain additional financing and is currently in discussions with candidates that could potentially provide financing. Metricom cannot assure you that it will be successful in increasing revenues, reducing cash outflows or obtaining additional financing. In addition, there are other limitations in Metricom's ability to raise additional financing. First, the terms of its outstanding senior notes restrict its ability to incur additional indebtedness and may prevent it from being able to obtain additional financing. Second, Vulcan Ventures Incorporated has a control position in Metricom and WorldCom, Inc. has a large investment in Metricom, both of which may deter investors who otherwise might desire to provide financing to Metricom. Furthermore, if Metricom is able to raise additional funds, it may need to do so through the sale of additional equity or equity-linked securities, which could be dilutive to holders of its common stock, preferred stock, warrants and other securities. In the event that Metricom both does not obtain additional financing and is unable to extend its availability of cash beyond its current expectations, Metricom plans to significantly reduce its operations in the third quarter of 2001 to enable it to continue as a going concern through 2001.



METRICOM MAY ENCOUNTER SIGNIFICANT COSTS AND LITIGATION AS A RESULT OF POSTPONING ITS DEPLOYMENT AND CANCELING CONTRACTS.



     Over the past eighteen months, Metricom has entered into contracts with several contractors and suppliers to deploy its network in 46 markets and supply Metricom with equipment necessary for its network deployment. Recently, after its contractors had begun deployment, Metricom postponed or halted network construction in many of these markets to preserve its cash. Metricom is currently in the process of terminating agreements with several of these contractors and restructuring contracts with some equipment suppliers and other contractors. Some of these cancellations have resulted in, and may continue to result in, disputes between the contracting parties and Metricom over the amount of money due to the suppliers and contractors as a result of Metricom's cancellations. As a result, Metricom has been negotiating with some of these parties over cancellation and other costs and may be required to hire attorneys to effectively negotiate with these outside parties and/or defend Metricom against any litigation that results from Metricom's non-performance under these agreements. Therefore, Metricom may face significant costs associated with its legal defense, paying cancellation costs and any adverse determination from litigation. Metricom estimates that the amount of the potential claims that it is currently negotiating is approximately $85 million. In addition, Metricom estimates that its termination liability under the site lease agreements that it terminated is approximately $30 million. Such costs would negatively impact Metricom's results of operations and cash flow. Any adverse determination from litigation may also harm Metricom's reputation and impede its ability to engage new contractors should it decide to restart network deployment in the future.


METRICOM IS DELAYING THE COMPLETE DEPLOYMENT OF ITS HIGH-SPEED NETWORK TO CONSERVE CASH, AND THIS DELAY MAY CAUSE METRICOM TO BE IN DEFAULT OF SOME OF ITS COMMERCIAL CONTRACTS AND MAY PREVENT METRICOM FROM COMPETING EFFECTIVELY AND ATTRACTING USERS TO ITS HIGH-SPEED SERVICE.

     In order to extend the availability of its cash resources, Metricom has postponed further deployment of its network in most of its originally planned markets until it is able to obtain additional financing. Metricom also reduced the size of the coverage areas of the markets that it is still constructing. This deployment postponement could cause Metricom to be in noncompliance with some of its commercial agreements and may prevent Metricom from attracting users to its service, due, in part, to the limited scope of its network and because Metricom may not be able to compete with similar wireless services that are offered more broadly.


     Some of Metricom's commercial agreements require it to make minimum financial commitments, some of which Metricom has not been able to meet. Metricom is working with its vendors and suppliers to restructure and/or reduce its financial commitments and restructure and/or reduce its future cash outflows by negotiating alternative terms and discussing possible vendor financing arrangements. Metricom may not be able to successfully negotiate a restructuring of or reductions to these commitments, and it may incur incremental legal costs associated with these negotiations or with litigation that may arise if these negotiations are unsuccessful and Metricom is not able to comply with the terms of these agreements.

METRICOM MAY RELY HEAVILY ON ONE CHANNEL PARTNER, WORLDCOM, TO PROVIDE A SUBSTANTIAL PORTION OF THE SUBSCRIPTION SALES AND CUSTOMER SUPPORT CRITICAL TO METRICOM'S SUCCESS.

     Metricom has agreements with six channel partners, one of which is WorldCom. In the first quarter of 2001, WorldCom began marketing and selling Metricom's service to customers in some markets. If WorldCom does not sell Metricom's service as effectively or as widely as anticipated, or if WorldCom terminates its agreement with Metricom, now or in the future, it could disrupt Metricom's operations, adversely affect its sales and harm its competitive position and its business. Although WorldCom is only one of several channel partners, Metricom may be heavily dependent on WorldCom to sell subscriptions to Metricom's service because it is Metricom's largest channel partner and is the only one with national brand name recognition. Metricom's agreement with WorldCom is non-exclusive, allowing it to market and sell the services of Metricom's competitors, and WorldCom may terminate the agreement without penalty if Metricom breaches its material obligations under the agreement. Metricom believes that the extent to which WorldCom devotes resources to marketing and selling Metricom's service will substantially affect the development of Metricom's user base. Metricom cannot predict whether WorldCom will sell Metricom's service effectively or, even if it does, whether it will decide to support future competing technologies in preference to Metricom's.

METRICOM HAS LIMITED EXPERIENCE OPERATING ITS HIGH-SPEED NETWORK AND CONSUMER DEMAND FOR ITS SERVICE IS UNPREDICTABLE.

     Metricom only recently placed its new high-speed network into commercial operation and it cannot reliably project potential demand for its high-speed service, including whether there will be sufficient demand at the prices it needs to be profitable. Metricom cannot reliably predict demand because the market for mobile wireless data access services is in the early stages of development and critical issues concerning wireless communications and data access, including security, reliability, cost, regulatory issues, ease of use and quality of service, remain unresolved and are likely to affect the demand for Metricom's high-speed service. In addition, unlike with its original 28.8 kbps service, Metricom is not selling its high-speed service directly to users. Instead, Metricom has implemented a business strategy that relies on channel partners to sell its new service to customers.

THE SUCCESS OF METRICOM'S BUSINESS ULTIMATELY WILL DEPEND UPON THE ACCEPTANCE OF ITS HIGH-SPEED SERVICE BY USERS WHO SUBSCRIBE TO METRICOM'S SERVICE THROUGH ITS CHANNEL PARTNERS.

     Under its current strategy, Metricom will not be successful if its channel partners are unable to sell its service. There is only a limited market today for its service and Metricom bears the risk that its channel partners will not sell enough subscriptions to its service or generate sufficient revenue for it to recoup the substantial expenditures it has made and will continue to make to deploy and commercially launch its network. Moreover, if the user base for Metricom's high-speed service does not expand at the rate required to support the deployment of its network, Metricom's revenue and business will suffer, and it may be unable to complete its national deployment. In addition, competition to provide wireless data access services of the type Metricom offers could result in a high turnover rate among its users, which could have an adverse effect on Metricom's business and results of operations.

METRICOM'S SUCCESS DEPENDS, IN PART, ON ITS ABILITY AND THE ABILITY OF ITS CHANNEL PARTNERS TO MARKET METRICOM'S SERVICE.

     Metricom believes that a substantial marketing effort is necessary to stimulate demand for its high-speed Ricochet service. Metricom expects its channel partners to be marketing its service to their customers and other potential users of its service. Metricom also is undertaking a marketing plan to attract users to its service. Metricom cannot be certain that these marketing efforts will be successful and attract the users that it will need to sustain its growth, business and operations. If Metricom or its channel partners are unable to market Metricom's high-speed service successfully, or at all, Metricom's ability to attract users and generate revenues will be adversely affected and its business will be harmed.

WORLDCOM MAY REDUCE OR CANCEL ITS OBLIGATIONS TO METRICOM IF METRICOM FAILS TO MEET PERFORMANCE THRESHOLDS.

     If Metricom does not satisfy specified performance targets under its WorldCom agreement, WorldCom could reduce or terminate its payment obligations to Metricom or suspend or terminate any sales and marketing services Metricom receives under its agreement with WorldCom, which would impair the growth of Metricom's user base and adversely affect its business and results of operations. Although WorldCom has agreed to pay Metricom at least $388 million in revenue over the five years following the launch of Metricom's service, Metricom's agreement with WorldCom provides that if Metricom's deployment schedule is delayed or if it fails to meet deployment schedule deadlines or fail to comply with quality-of-service standards relating to data transmission performance, network availability, coverage and latency, ease of use and size of modems, all as specified in the agreement, WorldCom may delay or reduce its minimum payments to Metricom or, in the case of a deployment delay in excess of 12 months, may terminate the contract. Metricom currently is assessing the impact that its deployment delays and postponement will have on its minimum revenue commitment from WorldCom. Because the WorldCom revenue amounts represent minimum commitments, the ultimate impact, if any, of Metricom's deployment, postponement and delays on total revenues from WorldCom cannot be predicted, but could be significant. In addition, in the event that, in any agreement year, subscribers provided by WorldCom represent more than a specified percentage of Metricom's total subscribers, then WorldCom's guaranteed revenue commitment for that agreement year could be reduced. If Metricom fails to correct any deficiency for sustained periods of time, WorldCom may suspend its obligations to Metricom or terminate the agreement.

METRICOM MUST ENTER INTO AGREEMENTS WITH CHANNEL PARTNERS TO SELL ITS SERVICE TO USERS AND PROVISIONS IN ITS AGREEMENT WITH WORLDCOM AND METRICOM'S STANDARD CHANNEL PARTNER AGREEMENT COULD DETER POTENTIAL CHANNEL PARTNERS FROM ENTERING INTO AGREEMENTS WITH METRICOM.


     Metricom is seeking to enter into non-exclusive agreements with other channel partners to sell its service to users. If Metricom is unable to establish additional agreements with appropriate channel partners at the rate needed, or at all, the growth of Metricom's customer base and revenues will be reduced. Metricom's agreement with WorldCom contains provisions that may deter other potential channel partners from entering into agreements with Metricom or limit the number of potential users to which Metricom's service is marketed. For example, Metricom's agreement with WorldCom contains a "most favored nation" clause, which assures WorldCom no less favorable terms than Metricom grants any other channel partner. The agreement also restricts Metricom and other channel partners from marketing Metricom's service to three specified entities to which WorldCom may seek to resell Metricom's service. In addition, Metricom's standard agreement with channel partners requires them to offer its service at a flat rate that each channel partner will determine. This provision could allow a single channel partner to undercut Metricom's other channel partners, which could deter potential channel partners from entering into agreements with Metricom.


THE SUCCESS OF METRICOM'S SERVICE DEPENDS, IN PART, ON ITS ABILITY AND THE ABILITY OF ITS CHANNEL PARTNERS TO PROVIDE ADEQUATE CUSTOMER SUPPORT.


     Metricom relies on its channel partners to provide the initial level of customer support, which it supplements with higher level technical support. Metricom cannot be certain that either it or the users of its service will be satisfied with the customer service performance of any channel partner with which Metricom enters into an agreement. If Metricom or its channel partners are unable to provide adequate customer service, Metricom's ability to retain users could be adversely affected and its reputation and business could be harmed.

METRICOM EXPECTS TO CONTINUE TO GENERATE LOSSES AS IT CONTINUES TO DEPLOY, DEVELOP AND MARKET ITS NETWORK AND SERVICE.


     If Metricom is able to secure additional financing and continue the deployment of its network, Metricom expects to incur significant operating losses and to generate negative cash flow from operating activities during the next few years. Metricom has a history of losses and expects to incur additional losses in the future. If it is unable to achieve or sustain profitability or positive cash flow from operating activities, Metricom may be unable to develop its network or conduct its business effectively or competitively or continue as a going concern. Metricom cannot assure you that it will be able to achieve or sustain profitability as it builds its user base and market its service.


METRICOM MAY BE REQUIRED TO PURCHASE AND CARRY EXCESS MODEM INVENTORY IF IT DOES NOT MEET ITS SUBSCRIBER FORECASTS.


     Under agreements with modem suppliers, Metricom has committed to purchase a minimum number of units in the first year of delivery of the modems and to reimburse these suppliers for a portion of their development costs. Consequently, Metricom could have more modems than it needs if it does not meet its subscriber forecasts. In addition, Metricom could owe a substantial amount, up to approximately $100 million in the aggregate, as of March 31, 2001, to these modem suppliers. These amounts may not be offset in whole or in part by subscriber revenues if consumer demand is less than Metricom currently anticipates.


METRICOM'S QUARTERLY OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY, PARTICULARLY IN LIGHT OF THE UNCERTAIN DEMAND FOR ITS SERVICE.

     As Metricom continues to deploy and develop a market for its high-speed Ricochet service, its operating results are likely to fluctuate significantly. As a result, it is likely that in some future quarters, as has occurred in certain quarters of 2000, Metricom's operating results will be below the expectations of securities analysts and investors, which could cause the trading prices of its securities to decline, perhaps substantially. Metricom is unable to forecast its revenues with certainty because of the unknown demand for its high-speed service and the emerging nature of the mobile wireless data access industry. Metricom's revenues could fall short of its expectations if its channel partners experience delays in launching sales and marketing operations for Ricochet or if Metricom is not able to enter into agreements with additional channel partners. Metricom has limited experience marketing its new service or operating the high-speed network through which the service is provided. This lack of experience could cause Metricom to inaccurately estimate the demand for its new high-speed service, which would adversely affect its results of operations. Metricom's operating results may fluctuate as a result of the factors described below and elsewhere in these "Risk Factors," including:


     - lower than expected subscriber adoption rates;



     - unanticipated costs of building Metricom's network, including costs associated with postponing and resuming the deployment of its network in some markets and costs associated with satisfying most favored nation provisions in its contracts with municipalities;



     - delays in the introduction of its service into new markets or expansion of coverage areas in existing markets;


     - changes in the rate of market acceptance of its high-speed service;

     - new offerings of, and pricing strategies for, competitive services;


     - rising energy costs and power system shortages in California as a result of California's energy crisis;


     - changes in the regulatory environment; and

     - general economic conditions, as well as economic conditions specific to the data access markets.

METRICOM MAY BE UNABLE TO ATTRACT USERS AND COMPETE WITH OTHER DATA ACCESS PROVIDERS IF IT DOES NOT EXPAND ITS NETWORK COVERAGE AREA.


     Metricom has started offering its high-speed Ricochet service in only 13 markets thus far and is postponing further deployment and development of its high-speed network in some of those markets and in additional markets until it is able to obtain additional funding. Competitive factors may require that Metricom offer its service in additional markets as well as further develop its high-speed network in the markets where Metricom has begun offering its service. If Metricom is unable to resume fully deploying its network, it may be unable to attract users and compete with other data access providers which offer a competing service with a broader coverage area, and consequently Metricom's revenues and results of operations may be severely harmed.


THE DEPLOYMENT OF METRICOM'S NETWORK MAY BE IMPEDED DUE TO DELAYS CAUSED BY MUNICIPALITY APPROVALS AND OTHER LOCAL PROBLEMS.

     The complete deployment of Metricom's high-speed network in some markets has been delayed due to construction and leasing delays, municipality approvals and utility agreement negotiations. If Metricom continues to experience delays in the markets it is currently developing, and, if it obtains additional financing, in the markets it plan to develop, or if it is unable to meet continuing deployment needs, such as continuing to deploy network radios and wired access points to maintain performance levels, Metricom may not be able to compete effectively or attract users and its business will suffer. Metricom initially planned to announce the availability of its high-speed service in 12 markets during the late summer of 2000. By the end of the summer of 2000, Metricom had deployed its service in nine markets. Although Metricom had planned to launch its service in Chicago and Los Angeles as part of its initial launch phase, it did not launch in these markets during that phase due to delays in obtaining zoning approvals and negotiating utility agreements. In addition, in one market, New York, even prior to the deployment postponement, Metricom had not deployed its service in all areas of the market because of delays in obtaining necessary local regulatory clearances. In Washington, D.C. and Seattle, two of Metricom's initial markets, access is available only at 28.8 kbps as Metricom has not completed construction of the network infrastructure for its high-speed service.

THERE ARE NUMEROUS CONTINGENCIES INVOLVED IN DEPLOYING METRICOM'S NETWORK, SOME OF WHICH ARE OUTSIDE OF ITS CONTROL. UNFAVORABLE OR UNTIMELY RESOLUTION OF THESE CONTINGENCIES COULD LEAD TO FURTHER DELAYS IN METRICOM'S DEPLOYMENT IN SOME MARKETS.

     In order to offer its high-speed service to users in its targeted metropolitan markets, Metricom must successfully achieve a number of regulatory, design and implementation objectives. It may not be able to meet these objectives on a timely basis or at the cost that it has assumed, or at all. Deployment of Metricom's high-speed network involves various risks and contingencies, many of which are not within its control, including:

     - delays or refusals by local governments or other third parties to enter into the agreements Metricom needs to deploy its network, such as in the Chicago, Los Angeles and New York markets;

     - inability of third parties on whom Metricom depends to meet delivery schedules;

     - failure of its network to perform as expected;

     - hardware reliability and performance problems;


     - failure to receive, or loss of, necessary Federal Communications Commission certification; and



     - changes in existing laws and regulations.


     In addition, as Metricom transitions to its high-speed service in markets where its 28.8 kbps service is in use, users of Metricom's new high-speed service may experience difficulty in receiving and maintaining its higher speed service and may occasionally be routed to the 28.8 kbps service. Metricom is currently implementing system modifications that should eliminate these high-speed service interruptions. If it is not able to minimize or eliminate these disruptions, Metricom's ability to attract users of its high-speed service in these markets could be severely affected and its business could be harmed.

METRICOM NEEDS TO OBTAIN RIGHTS-OF-WAY FROM LOCAL MUNICIPALITIES, PUBLIC UTILITIES AND OTHER GOVERNMENTAL ENTITIES TO LOCATE ITS POLETOP RADIOS AND FAILURE TO OBTAIN THESE RIGHTS-OF-WAY COULD INCREASE COSTS AND FURTHER DELAY THE DEVELOPMENT OF THE NETWORK.

     The development, expansion and operation of Metricom's network depend to a significant degree on Metricom's ability to obtain and maintain rights-of-way for the location of its poletop radios from local municipalities, public utilities or other local government entities. Metricom has faced delays and may face future delays or rejections in attempting to obtain the approvals and agreements necessary to deploy its network and commercially launch its service. For example, in the Chicago, Los Angeles and New York markets, variations in local regulations, including zoning and franchise fee regulations, have delayed Metricom's obtaining agreements it needs in order to install its poletop radios. When site agreements are not executed in a timely manner and on commercially reasonable terms, or at all, Metricom must seek alternative sites, such as commercial buildings, residential dwellings or similar structures, on which to install network radios. Deploying a large area in this manner could be time-consuming and significantly more expensive than installing poletop radios on street lights and may be restricted or prohibited by one or more municipalities.

METRICOM NEEDS TO LEASE SPACE ON ROOFTOPS OR TOWERS FROM THIRD PARTIES TO INSTALL ITS WIRED ACCESS POINTS AND IF THESE LEASES ARE NOT OBTAINED OR ARE AVAILABLE ON UNFAVORABLE TERMS, METRICOM'S BUSINESS EXPANSION WILL BE IMPAIRED.


     The deployment of its service also depends on Metricom's ability to lease space for its wired access points on building rooftops or on transmission towers owned by third parties. There is substantial competition from a variety of communications companies for these sites. Metricom's employs third parties to locate appropriate sites and negotiate leases on its behalf. If these third parties are unable to identify and negotiate these leases on terms favorable or acceptable to Metricom, the deployment of its network will be impaired. The rate at which Metricom is acquiring these leases has been slower and the cost of acquiring these leases has been higher than it anticipated. Consequently, Metricom's must commit more time, effort and capital resources to acquiring these leases in order to meet its deployment plans.


METRICOM DEPENDS ON THIRD-PARTY SUPPLIERS TO DELIVER KEY COMPONENTS OF ITS NETWORK AND DELAYS IN THE SHIPMENT OF THESE COMPONENTS COULD AFFECT METRICOM'S ABILITY TO IMPLEMENT ITS SERVICE.

     Metricom depends on sole or limited source suppliers for many of the principal components of its network, including its network radios and wired access points. Some of Metricom's suppliers have experienced shipment delays, either as a result of capacity limitations at their production facilities or because they were unable to obtain raw materials or parts necessary for the network components they manufacture. Some of these supply shortages are ongoing. If Metricom continues to experience these or future supply problems and is unable to develop alternative sources of supply quickly and on a cost-effective basis, its ability to obtain and install the equipment it needs to implement its service will be impaired.

DELAYS IN THE SUPPLY OF CIRCUITS NECESSARY TO DEPLOY METRICOM'S NETWORK HAVE NEGATIVELY IMPACTED, AND MAY CONTINUE TO IMPEDE, THE AVAILABILITY OF ITS SERVICES.

     Metricom depends on third-party suppliers to provide data communications circuits required to deploy its network. To date, it has experienced some delays in obtaining data communications circuits from vendors. These delays have negatively impacted both the commercial availability dates and the size of coverage areas of some of the markets in which Metricom has begun to offer service, as well as some markets that are not yet developed or offering service. If Metricom does not obtain data communications circuits on a timely basis, it may be required to delay the commercial availability of future markets, launch markets with smaller than optimal coverage areas, or both.

THE FAILURE OF THE CONTRACTORS METRICOM USES TO INSTALL AND CONSTRUCT ITS NETWORK TO COMPLETE THE CONSTRUCTION ON A TIMELY, EFFICIENT BASIS COULD IMPEDE FURTHER IMPLEMENTATION OF METRICOM'S SERVICE.

     Metricom has outsourced the physical construction of its high-speed Ricochet network to contractors and its reliance on these contractors reduces Metricom's control over deployment schedules, quality assurance and costs. The failure of these contractors to complete the installation of Metricom's network on a timely, cost-effective basis, in the markets where Metricom continues to build, could delay the future deployment of its network, which would damage its business and prospects. Metricom relies on these third parties, among other things, to install its poletop radios and wired access points, deliver and install circuits at its wired access points and network interface facilities, establish and maintain its connection to corporate networks and the Internet and provide radio frequency engineering. The successful and timely deployment of Metricom's network by these parties is subject to numerous factors, including the supply of labor, materials and equipment, as well as prevailing weather conditions, all of which are beyond Metricom's control.

METRICOM RELIES ON A LIMITED NUMBER OF SUPPLIERS TO PROVIDE THE MODEMS THROUGH WHICH METRICOM'S USERS ACCESS ITS SERVICE AND THEREFORE, IF METRICOM'S MODEM SUPPLY WAS REDUCED OR INTERRUPTED ITS BUSINESS WOULD BE HARMED. ALSO, METRICOM'S BUSINESS COULD BE DISRUPTED AND IT COULD INCUR SUBSTANTIAL COSTS IF ITS MODEM SUPPLIERS DO NOT PROVIDE ENOUGH MODEMS TO MEET THE DEMAND FOR METRICOM'S SERVICE.

     Metricom depends on a limited number of third-party manufacturers to develop, assemble and manufacture its modems. If any of its modem suppliers were to experience financial, operational, production or quality assurance difficulties, allocate resources to others in lieu of Metricom or experience a catastrophic event that results in a reduction or interruption in supply of modems, Metricom's business would be impaired. In addition, if these manufacturers are not able to keep pace with production schedules, and consumer demand, Metricom may not be able to provide its customers with modems, which would disrupt its operations and negatively impact Metricom's revenues.

METRICOM'S INABILITY TO ARRANGE FOR AN ADDITIONAL SUPPLY OF MODEMS TO MEET FORECASTED DEMAND FOR SUBSEQUENT PERIODS MAY LIMIT THE ABILITY OF ITS CHANNEL PARTNERS TO SECURE NEW SUBSCRIBERS.

     The projected future demand for its service requires that Metricom obtain more modems. If it cannot make arrangements for the manufacture of additional modems, Metricom's channel partners may be unable to secure new subscribers to Metricom's service, which would harm its competitive position and its business. Further, if Metricom's channel partners sell more subscriptions than Metricom anticipates or if it decides to accelerate deployment of its high-speed Ricochet network, Metricom's current supplies may prove inadequate. Metricom cannot assure you that, if any of these events occur, modems from alternate suppliers will be available at favorable prices, if at all.

METRICOM'S MANUFACTURERS MAY EXPERIENCE SHORTAGES OF SUPPLY OF COMPONENTS FOR ITS POLETOP, NETWORK RADIOS, MODEMS OR OTHER PRODUCTS, WHICH COULD INVOLVE SUBSTANTIAL COST AND DELAY AND REDUCE AVAILABILITY OF METRICOM'S SERVICE.

     Some of the component parts that Metricom's manufacturers use in Metricom's products, including its modems and network radios, are available only from sole or limited source vendors. In early 2000, an industry-wide component shortage caused delays to the production of Metricom's poletop and network radios assembled under contract by Sanmina Corporation, which resulted in delays to Metricom's network deployment. If Metricom's manufacturers are unable to obtain sufficient components, it may need to reconfigure its modems or radios, which could involve substantial cost and delay and limit availability of its modems or radios necessary for the deployment of Metricom's network. This could further delay Metricom's deployment, which would reduce the availability of its service to users and harm its business. Metricom's manufacturers' reliance on sole or limited source vendors involves risks, including the possibility of a shortage of key component parts and reduced control over delivery schedules, manufacturing capability, quality and costs. In addition, some key component parts require long delivery times. If the global supply shortage continues, or if its other manufacturers are unable to obtain components, Metricom may experience further delays and may not be able to timely deploy its network, which could have an adverse effect on its channel partners' ability to market Metricom's service.

METRICOM DEPENDS ON A NETWORK INFRASTRUCTURE LARGELY MAINTAINED BY THIRD PARTIES AND SUBJECT TO DISRUPTION BY EVENTS OUTSIDE ITS CONTROL.

     Metricom's success will depend upon the adequacy, reliability and security of the networks used to carry data between its network and corporate networks and the Internet. If there is any failure of the Internet backbone, Metricom's network interface facilities or any other link in the delivery chain, whether from operational disruption, natural disaster or otherwise, Metricom's service could be interrupted and its business and results of operations could be adversely affected. Because the networks used to carry the data are owned or controlled by third parties, Metricom has no control over their quality and maintenance. Currently, Metricom has agreements with WorldCom and others to support the exchange of traffic between Metricom's wired access points, its network interface facilities, the telecommunications infrastructure and corporate networks and the Internet. Metricom's operations also depend on its ability to avoid damages from fires, earthquakes, floods, power losses, communications failures, network software flaws, transmission cable cuts and similar events. The occurrence of any of these events could disrupt Metricom's service and harm its business.

THE DATA ACCESS MARKET IN WHICH METRICOM OPERATES IS HIGHLY COMPETITIVE AND INCLUDES A NUMBER OF COMPANIES THAT HAVE MORE RESOURCES AND BRAND NAME RECOGNITION THAN METRICOM DOES, WHICH MAY AFFECT ITS ABILITY TO ATTRACT AND MAINTAIN USERS OF ITS SERVICE.


     Competition in the market for data access and communications services is intense, and increasing competition may force Metricom to reduce prices, which would result in reduced gross margins and cause it to lose market share, any of which could harm the growth of Metricom's business and its results of operations. A number of privately and publicly held communications and data access companies, such as Qualcomm, Inc. and Sprint Corp., have developed or are developing new wireless and wired communications and data access services and products using technologies that may compete with ours. Some wireless data services, such as Motient, BellSouth and AT&T, have operated for many years and are already broadly deployed in major markets and are well recognized. Many of these companies have significantly greater resources, more established brand names and larger customer bases than Metricom does. In addition, several companies in various other industries, such as the satellite communications industry, are expected to enter the market for mobile high-speed data access in the future. Further, Metricom may face competition from Internet service providers that could offer Internet, online or data access services at prices lower than those offered by its channel partners, which could limit Metricom's ability to increase its user base and cause it to obtain lower than anticipated selling prices or incur additional selling, marketing and product development expenses.


THE DATA ACCESS MARKET IS CONSTANTLY EVOLVING, WITH FASTER AND MORE EFFECTIVE PRODUCTS INTRODUCED REGULARLY. METRICOM MUST CONTINUALLY DEVELOP AND IMPLEMENT NEW PRODUCTS AND SERVICES THAT KEEP PACE WITH TECHNOLOGICAL ADVANCES. IF IT DOES NOT, METRICOM'S PRODUCTS MAY BECOME NON-COMPETITIVE OR OBSOLETE, IMPAIRING ITS ABILITY TO COMPETE FOR CUSTOMERS.

     The market for data access and communications services is characterized by rapidly changing technology and evolving industry standards in both the wireless and wireline industries as customers demand greater speed and increased access and mobility. If Metricom does not develop new technologies or systems in a timely manner upon the introduction of alternative technologies, its products and services may become non-competitive or obsolete and Metricom may lose users to competing service providers. Metricom's success will depend to a substantial degree on its ability to develop and introduce, in a timely and cost-effective manner, enhancements to its high-speed service and new products that meet changing user requirements and evolving industry standards. For example, wired data access technologies, such as digital subscriber lines, may provide faster data rates than Metricom's high-speed network and this may affect user perceptions as to the attractiveness of its wireless service. Increased data rates also may result in the widespread development and acceptance of applications that require a higher data transfer rate than Metricom's high-speed service provides.

METRICOM MAY NOT EFFECTIVELY MANAGE ITS GROWTH INTO NEW GEOGRAPHIC MARKETS, WHICH COULD IMPEDE METRICOM'S ABILITY TO EXPAND ITS BUSINESS AND DEPLOY ITS NATIONWIDE NETWORK.

     In the last year, Metricom has expanded operations such that it now operates its high-speed service in 13 markets and Metricom is in various stages of development in 33 other markets. If Metricom is unable to manage effectively its future growth and development, or if it experience difficulties in managing the deployment of its network, such as the delays in deployment Metricom has experienced related to local regulatory approvals, its business, results of operations, reputation and prospects for growth could be harmed. As Metricom continues to deploy its network, it must manage the design, deployment, installation, maintenance and support of a nationwide mobile wireless data access network, as well as the coordination and support of its channel partners. In addition, management of Metricom's growth requires, among other things:

     - continued development of its financial and management controls;

     - accurate assessment of potential markets;

     - stringent cost controls;

     - increased marketing activities; and

     - retention of qualified personnel and training of personnel and third parties on whom Metricom depends to deploy and maintain its service.

METRICOM MAY BE UNABLE TO ADEQUATELY PROTECT ITS PROPRIETARY RIGHTS OR TO OBTAIN ADEQUATE RIGHTS TO USE PROPRIETARY INFORMATION RELATED TO THE TECHNOLOGY USED IN METRICOM'S PRODUCTS.

     Metricom relies on a combination of patent, copyright, trademark and trade secret protection laws and non-disclosure agreements to establish and protect its proprietary rights. If these protections do not adequately protect its proprietary rights, Metricom could lose valuable assets or become involved in costly litigation. Metricom's current patents may not preclude competitors from developing equivalent or superior products and technology. Metricom also has pending patent applications relating to its technology. With respect to its pending patent applications, Metricom cannot be certain that patents will issue or, if patents do issue, that claims allowed will be sufficiently broad to protect its technology. Metricom's trademarks also may be challenged, and it may be precluded from using trademarks that users identify with its service, thus frustrating the ability of Metricom's channel partners to market its service. Further, Metricom cannot assure you that it will be able to maintain its trade secrets or that the confidentiality agreements upon which it relies will provide meaningful protection of its trade secrets or adequate remedies in the event of unauthorized use or disclosure of confidential information.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST METRICOM COULD BE COSTLY AND TIME CONSUMING TO DEFEND AND COULD RESULT IN THE LOSS OF VALUABLE ASSETS.

     Metricom's commercial success also may depend in part on its not infringing the proprietary rights of others or not breaching technology licenses that cover technology that Metricom uses in its products. If claims are made, even if they are not meritorious, costly litigation could result, which could divert management attention, preclude sales of affected products or services and reduce resources. Third-party patents may require Metricom to develop alternative technology or to alter its products or processes, obtain licenses or cease some of its activities. If these licenses are required, Metricom may be unable to obtain them on commercially favorable terms, if at all. If Metricom is unable to obtain licenses to any technology required to effectively deploy or market its products and service, its business could be harmed.

METRICOM IS SUBJECT TO TELECOMMUNICATIONS INDUSTRY REGULATIONS AND IS REQUIRED TO OBTAIN REGULATORY APPROVALS AND ABIDE BY REGULATORY RESTRICTIONS THAT AFFECT HOW IT OPERATES ITS BUSINESS. CHANGES TO THE REGULATORY SCHEME OR METRICOM'S ABILITY TO OBTAIN APPROVALS OR COMPLY WITH REGULATIONS COULD ADVERSELY AFFECT THE NATURE AND EXTENT OF THE SERVICE IT OFFERS.


     Metricom may not be able to secure the necessary Federal Communications Commission approvals for some of the equipment that Metricom uses as part of its network and the approval process could result in delays or additional costs. In the frequency bands where Metricom operates on a license-free basis, the FCC requires that Metricom not cause harmful interference to licensed users in the band and Metricom must accept any interference present in the bands. In its licensed frequencies, Metricom is subject to an FCC requirement that Metricom not cause interference to certain services operating in nearby bands. In addition, Metricom could be subject to interference that could cause interruptions to its service even in the licensed frequencies. Satisfying interference requirements could involve substantial time and expense and, if it fails to satisfy them, could lead Metricom to curtail its operations in the affected locations.



     In addition, excessive harmful interference in either the licensed or license-free frequency bands could discourage users from subscribing to or retaining Metricom's service, which would harm its reputation, affect its competitive position, and impair its business and results of operations. Metricom may desire or, as a result of changes in regulations, be required to seek to operate in other license-free or licensed frequency bands. Metricom may not be able to obtain appropriate licensed or unlicensed spectrum on commercially acceptable terms, if at all. In addition, redesigning its products to operate in other frequency bands could be expensive and time-consuming, and may not result in commercially viable products. Further, some state and local jurisdictions may attempt to impose additional regulatory requirements, including regulating the terms and conditions of Metricom's service. This regulation could hinder or limit the flexibility that Metricom has to respond to changes in the markets it serves, thus adversely affecting the kind of service Metricom offers.


METRICOM'S SUCCESS DEPENDS ON RETENTION OF KEY PERSONNEL AND ITS ABILITY TO ATTRACT ADDITIONAL KEY EMPLOYEES.


     Metricom believes its success will depend largely on its ability to attract and retain highly skilled engineering and managerial personnel. If Metricom is unable to retain its management and engineering personnel or if it fails to attract additional key personnel, Metricom may have difficulty implementing its business plan, which would adversely affect its ability to expand its business. In February 2001, Timothy A. Dreisbach resigned as Metricom's chairman and chief executive officer. Ralph C. Derrickson, a member of Metricom's board of directors, was named interim chief executive officer. In March 2001, Metricom's chief financial officer and senior vice president of engineering and manufacturing resigned. Metricom must find permanent replacements for the positions of chief executive officer and senior vice president of engineering and manufacturing and it may be difficult for it to find personnel with the appropriate level of skill and knowledge that these positions require.


     The industry in which Metricom operates is characterized by intense competition for these personnel and a high level of employee mobility. Many of its key employees hold stock options that are vested or may be fully vested before Metricom achieves significant revenues or profitability. In addition, the strike price of many of Metricom's key employees' stock options is significantly above the current market price of its stock. As a result, Metricom's ability to retain these key employees is at risk. Metricom intends to grant additional options and provide other forms of incentive compensation to attract and retain its key personnel, but Metricom cannot guarantee these efforts will be successful. In March 2001, Metricom reduced its workforce by approximately 22%. This reduction may further reduce its ability to attract and retain key personnel.

METRICOM MAY NOT BE ABLE TO EXPAND INTO FOREIGN MARKETS IF IT IS UNABLE TO LOCATE INTERNATIONAL PARTNERS. IF METRICOM DOES EXPAND OVERSEAS, IT WILL BECOME SUBJECT TO RISKS ASSOCIATED WITH DOING BUSINESS INTERNATIONALLY.

     Metricom is currently at the early stages of evaluating international expansion opportunities and, to date, it has not generated any revenues outside the United States. Any international expansion plans it pursues could fail if Metricom is unable to locate qualified local suppliers and other third parties to deploy its network or if Metricom cannot establish agreements with channel partners to promote its service in foreign markets. In addition, deployment of its network and expansion of its service internationally could subject Metricom to burdens of complying with a variety of foreign laws and trade standards, particularly regulatory requirements affecting wireless data and Internet access services, complexities related to obtaining agreements from foreign municipalities and third parties to deploy Metricom's network, foreign taxes and tariffs, as well as financial risks, such as those related to foreign currency fluctuations. In addition, there is greater uncertainty regarding protection and enforcement of intellectual property rights in certain foreign countries and Metricom may not be able to adequately protect its intellectual property rights. If Metricom expands internationally, it also will be subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships. The risks associated with international expansion could adversely affect Metricom's ability to expand its business.


RISING ENERGY COSTS AND POWER SYSTEM SHORTAGES IN CALIFORNIA MAY RESULT IN INCREASED OPERATING EXPENSES AND REDUCED NET INCOME.



     California is currently experiencing an energy crisis and has recently experienced significant power shortages. As a result, energy costs in California, including natural gas and electricity, may rise significantly over the next year. Because Metricom's principal operating facilities are located in California, its operating expenses may increase significantly if this trend continues. In addition, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout the state, including the county where Metricom has its principal offices. If blackouts interrupt Metricom's power supply, it may be temporarily unable to operate and any such interruption could harm Metricom's business.


                 RISKS RELATED TO METRICOM'S CAPITAL STRUCTURE

METRICOM'S PRINCIPAL STOCKHOLDERS CAN CONTROL OR MAY BE ABLE TO EXERT SUBSTANTIAL INFLUENCE OVER METRICOM, AND IT MAY EXPERIENCE SIGNIFICANT CONFLICTS OF INTEREST WITH THEM.


     After assuming conversion of all of Metricom's outstanding preferred into common stock, Vulcan Ventures would hold approximately 43% of Metricom's common stock and WorldCom would hold approximately 34% of Metricom's common stock, based on capital stock outstanding on March 31, 2001. In addition, as holders of Metricom's preferred stock, Vulcan Ventures and WorldCom each has the right to elect one director. Vulcan Ventures, by reason of its large common stock holdings, will continue to have the ability to control most matters submitted to a vote of Metricom's stockholders, including significant corporate transactions and the election of a majority of its board of directors. Moreover, in light of WorldCom's substantial preferred stock holdings and right to elect one director, WorldCom may be able to substantially influence any actions taken by Metricom.


     Conflicts of interest may arise as a consequence of the positions of control and influence of Vulcan Ventures and WorldCom. For example, conflicts of interest may arise when Vulcan Ventures or WorldCom is faced with decisions that could have different implications for Metricom, on the one hand, as compared with Vulcan Ventures or WorldCom or their various affiliates, on the other hand. These decisions may relate to matters such as the following:

     - corporate opportunities that Metricom or Vulcan Ventures or WorldCom, or any of their affiliates, could pursue;

     - Metricom's strategic direction;

     - offers to acquire Metricom;

     - potential acquisitions by Metricom of other businesses;

     - contractual relationships between Metricom and Vulcan Ventures or WorldCom, or any of their affiliates;

     - network deployment priorities;

     - businesses that compete or potentially compete with Metricom;

     - the issuance or disposition of Metricom's securities; and

     - the election of new or additional directors or officers.

     In particular, WorldCom is one of Metricom's channel partners and has discretion to determine the extent of the marketing resources it devotes to help develop Metricom's user base. WorldCom can terminate its agreement with Metricom without penalty if Metricom breaches its material obligations under the agreement and fails to cure that breach. Although one of Metricom's agreements with Vulcan Ventures contains measures designed for the protection of Metricom's public stockholders with respect to Vulcan Ventures, such as requiring approval of three directors not affiliated with Vulcan Ventures for certain matters involving Vulcan Ventures, these stockholder protection measures may not be effective in any particular case.

CONCENTRATION OF METRICOM'S OWNERSHIP BY VULCAN VENTURES AND WORLDCOM COULD DETER, DELAY OR PREVENT CHANGE OF CONTROL OR OTHER TRANSACTIONS THAT COULD BE BENEFICIAL TO METRICOM'S STOCKHOLDERS.

     The concentration of Metricom's ownership by Vulcan Ventures and WorldCom, as well as other rights of Vulcan Ventures and WorldCom, could deter, delay or prevent third parties, particularly other data access or communications companies, from investing in Metricom, reselling its service, or initiating or completing a potential merger with Metricom, a tender offer for its shares, a proxy contest or other transaction intended to change control or management. These transactions could involve premium prices or other benefits to Metricom's stockholders. Concentration of ownership could also depress the market price of Metricom's common stock or otherwise adversely affect stockholders, or deter potential channel partners from entering into agreements with Metricom.

FUTURE SALES OF METRICOM COMMON STOCK MAY CAUSE ITS STOCK PRICE TO DECLINE.


     If Metricom's stockholders sell substantial amounts of its common stock in the public market, the market price of Metricom's common stock could decline, possibly significantly. As of April 30, 2001, Metricom had 30,910,645 shares of common stock outstanding, all of which are freely tradable in the public market, subject in some cases to volume limitations and manner of sale restrictions imposed by Rule 144 under the Securities Act. In addition to Metricom's outstanding common stock, Vulcan Ventures and WorldCom each owns 31,950,000 shares of Metricom's preferred stock, each of which is convertible into one share of common stock automatically upon transfer to an unaffiliated transferee. The shares of common stock issuable upon conversion of the preferred stock owned by Vulcan Ventures and WorldCom became eligible for sale in the public market, subject to volume limitations and manner of sale restrictions imposed by Rule 144, on November 15, 2000. The shares of Series A2 preferred are convertible into shares of common stock at any time. The shares of Series A1 preferred become convertible into shares of common stock beginning May 2002. Furthermore, subject to certain exceptions, Vulcan Ventures and WorldCom, together with any person holding at least 500,000 shares of preferred stock, or common stock issued upon conversion thereof, transferred by either of them, are entitled to require Metricom to use its best efforts to register their shares for resale under the Securities Act.

THE MARKET PRICE OF METRICOM STOCK HAS BEEN, AND MAY CONTINUE TO BE, HIGHLY VOLATILE, WHICH COULD SUBJECT METRICOM TO LITIGATION.

     The market price of Metricom's common stock, along with the market prices of securities of many other companies engaged in emerging industries, has been highly volatile. These broad market fluctuations may adversely affect the market price of Metricom's common stock and could lead to litigation. Announcements like the ones listed below could have a significant impact on the market price of Metricom's securities. These announcements may include:

     - technological innovations, such as faster data access speeds or new commercial services by Metricom or its competitors;

     - comments made by securities analysts, including changes in securities analysts' estimates of Metricom's financial performance or the outlook for other data access providers;

     - further delays in deployment of Metricom's high-speed network or launch of its high-speed service;

     - quarterly fluctuations in Metricom's revenues and financial results;

     - regulatory developments in both the U.S. with regard to the FCC or local authorities in particular markets Metricom is seeking to enter, and foreign countries;

     - developments concerning proprietary rights, including patents;

     - litigation matters;

     - timing of additional financing, if at all;

     - general market conditions; or

     - changes in key personnel.

     If securities litigation did result, there could be substantial costs and a diversion of management's attention and resources, which could have an adverse effect on Metricom's revenues and earnings. Any adverse determination in this type of litigation could also subject Metricom to significant liabilities.

METRICOM HAS A SUBSTANTIAL AMOUNT OF DEBT, WHICH COULD ADVERSELY AFFECT ITS BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     As a result of its February 2000 issuance of 13% senior notes due 2010, Metricom has substantial indebtedness. This large amount of indebtedness could adversely affect Metricom's business, financial condition and results of operations by potentially:

     - making it more difficult for Metricom to satisfy its obligations under the notes or other indebtedness and, if it fails to comply with the requirements of the indebtedness, resulting in an event of default;

     - requiring Metricom to dedicate a substantial portion of its cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general corporate purposes;

     - limiting Metricom's ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate purposes;

     - limiting Metricom's flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

     - detracting from Metricom's ability to successfully withstand a downturn in its business or the economy generally; and

     - placing Metricom at a competitive disadvantage against other less leveraged competitors.

     Metricom had approximately $241.6 million of senior notes payable outstanding at December 31, 2000 that will accrete to an aggregate principal amount at maturity of $300.0 million. Metricom needs to raise more capital to maintain its operations and finance its continued network deployment, which may be in the form of substantial additional indebtedness.

     The indenture and the supplemental indentures governing the notes permit Metricom to incur additional debt to fund the development, construction, expansion or operation of, or acquisition of assets used in or the majority of the voting stock of, communications and data access businesses and up to $275 million under one or more credit facilities. Metricom can also incur additional indebtedness based on its financial performance and the amount of equity capital that it raises in the future. If Metricom incurs debt in addition to the notes, the related risks could intensify.

METRICOM MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET ITS EXPECTED DEBT SERVICE OBLIGATIONS.

     Metricom's future cash flow may be insufficient to meet its payment obligations under its outstanding senior notes when those payments become due. If Metricom is unable to generate sufficient cash flow to satisfy its debt obligations or to refinance its indebtedness on commercially reasonable terms, there could be an adverse effect on Metricom's ability to operate its business as well as on its financial condition and results of operations. Metricom's ability to generate cash flow from operations to make scheduled payments on its debt obligations as they become due will depend on Metricom's future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside its control.

     If Metricom does not generate sufficient cash flow from operations to satisfy its debt obligations, it may have to undertake alternative financing plans, such as refinancing or restructuring its debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Metricom cannot assure you that any refinancing would be possible, that any assets could be sold or, if sold, of the timing of the sales and the amount of proceeds realized from those sales or that additional financing could be obtained on acceptable terms, if at all.

THE TERMS OF METRICOM'S OUTSTANDING SENIOR NOTES IMPOSE RESTRICTIONS ON METRICOM AND ON ITS ABILITY TO TAKE ACTIONS SUCH AS INCURRING ADDITIONAL INDEBTEDNESS OR MAKING INVESTMENTS. THESE RESTRICTIONS MAY AFFECT METRICOM'S ABILITY TO SUCCESSFULLY OPERATE ITS BUSINESS.

     Metricom is restricted by the terms of its outstanding senior notes from taking various actions, such as incurring additional indebtedness, paying dividends, repurchasing junior indebtedness, making investments, entering into transactions with affiliates, merging or consolidating with other entities and selling all or substantially all of Metricom's assets. These restrictions could also limit Metricom's ability to obtain future financing, which it requires to continue its operations after August 2001, make needed capital expenditures, withstand a future downturn in its business or the economy in general or otherwise conduct corporate activities. Metricom may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on it by the restrictive covenants under the indenture and supplemental indentures. A breach of any of these provisions will result in a default under the indenture and supplemental indentures governing the senior notes and could result in a default under agreements relating to other indebtedness that Metricom may have in the future that would allow those lenders to declare that indebtedness immediately due and payable. If Metricom were unable to pay those amounts because it did not have sufficient cash on hand or were unable to obtain alternative financing on acceptable terms, the lenders could initiate a bankruptcy or liquidation proceeding or proceed against any assets that serve as collateral to secure that indebtedness. Metricom cannot assure you that its assets would be sufficient to repay that amount and amounts due under the notes in full. In addition, upon the occurrence of certain events specified in the senior notes, including connection with certain types of change in control, Metricom will be required to make an offer to purchase all the outstanding notes at a premium, in which case it may not have sufficient funds to pay for all the notes that are tendered, which also would constitute an event of default.

                          FORWARD-LOOKING INFORMATION


     This prospectus and the information incorporated herein by reference contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the current expectations that we have about Metricom and its industry. Words such as "expect," "anticipate," "estimate" believe," "will," "intend," "plan" and other similar expressions are used to identify some forward-looking statements, but not all forward-looking statements include these words. Some of these forward-looking statements relate to Metricom's plans to the timing and extent of its financing needs, its plans and ability to obtain additional financing, the extent of its planned network deployment, its market opportunities, its strategy, its anticipated revenues from WorldCom, its competitive position, and its management's discussion and analysis of its financial condition and results of operations. All forward-looking statements involve risks and uncertainties. Metricom's actual results may differ significantly from its expectations and from the results expressed in or implied by these forward-looking statements. The section captioned "Risk Factors" in Metricom's annual report on Form 10-K for the year ended December 31, 2000 and the similarly captioned section in prospectus supplements accompanying this prospectus describe or will describe some, but not necessarily all, of the factors that could cause these differences. Metricom and Metricom Finance urge you to read those sections carefully. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.


     DEFICIENCY OF EARNINGS TO FIXED CHARGES AND DEFICIENCY OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


     Metricom's earnings were insufficient to cover fixed charges during each of the periods described below. Accordingly, its ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends are not meaningful for the periods presented.



     The following table sets forth Metricom's deficiency of earnings to fixed charges and deficiency of earnings to combined fixed charges and preferred dividends for the periods presented.



                                                          (IN THOUSANDS)
                       -------------------------------------------------------------------------------------
                       THREE MONTHS    THREE MONTHS
                          ENDED           ENDED                       YEAR ENDED DECEMBER 31,
                        MARCH 31,       MARCH 31,      -----------------------------------------------------
                           2001            2000          2000        1999       1998       1997       1996
                       ------------    ------------    --------    --------    -------    -------    -------
                       (UNAUDITED)     (UNAUDITED)
Deficiency of
  earnings to fixed
  charges............    $172,154        $19,317       $188,147    $ 66,292    $84,164    $59,328    $39,345
                         ========        =======       ========    ========    =======    =======    =======
Deficiency of
  earnings to
  combined fixed
  charges and
  preferred
  dividends..........    $186,388        $32,259       $245,360    $104,526    $84,164    $59,328    $39,345
                         ========        =======       ========    ========    =======    =======    =======


                                USE OF PROCEEDS


     Unless otherwise described in a prospectus supplement, Metricom will use the net proceeds from the offering of the securities for the continued development, deployment and commercialization of Metricom's network and for other general corporate purposes, principally working capital, funding its operating losses, payment of interest on the outstanding notes, capital expenditures and operating expenses related to Metricom. When a particular type or series of securities is offered, the prospectus supplement relating to those securities will describe the intended use of the net proceeds received from the sale of those securities. Unless otherwise described in a prospectus supplement, pending application for specific purposes, the net proceeds of any offering of securities may be invested in short-term interest-bearing instruments and other investment-grade securities.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Metricom has authorized capital stock of 500,000,000 shares of common stock, $0.001 par value per share, and 80,000,000 shares of preferred stock, $0.001 par value per share. As of April 30, 2001, there were 30,910,645 shares of Metricom's common stock and 63,900,000 shares of Metricom's preferred stock outstanding.

     Metricom Finance has authorized capital stock of 1,000 shares of common stock, $0.001 par value. As of April 30, 2001, there were 1,000 shares issued, outstanding and held of record by Metricom.

     The amended and restated certificate of incorporation of Metricom includes a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of Metricom First, Metricom's board of directors is classified into three classes of directors with staggered three-year terms. The restated certificate provides that directors may be removed at any time for cause by the vote of the holders of a majority of the voting power and without cause by the vote of the holders of 66 2/3% of the voting power of all outstanding voting stock. The restated certificate also provides that vacancies on the board of directors or newly created directorships shall, unless the board of directors determines otherwise or except as otherwise required by law, be filled only by the affirmative vote of a majority of directors then in office, even though less than a quorum. In addition, the restated certificate provides that, except in specified circumstances, stockholder action may be taken only at a duly called meeting of stockholders and not by a written consent. In addition, Metricom's bylaws contain requirements for advance notice of stockholder proposals and director nominations. These and other provisions of the restated certificate and bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control or management of Metricom.

     Each of Metricom and Metricom Finance is currently subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Subject to specified exceptions, Section 203 prevents Delaware corporations whose securities are publicly held, including those listed on the Nasdaq National Market, from engaging, with some exceptions, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's board of directors. At Metricom's annual meeting of stockholders held on October 15, 1999, its stockholders elected not to be governed by Section 203. The election became effective on October 15, 2000. Metricom Finance's stockholder has made the same election, which election is currently effective.

     For more information, we refer you to the complete text of Metricom's restated certificate and bylaws and Metricom Finance's certificate of incorporation and bylaws, which are, or will be, filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     Subject to preferences that may apply to shares of preferred stock outstanding at the time and as may be restricted by the terms of Metricom's outstanding senior notes and warrants, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts that the board of directors may determine from time to time. Subject to preferences that only apply to any outstanding preferred stock, each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Metricom's restated certificate does not provide for cumulative voting, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election, other than directors to be elected solely by the holders of a series of preferred stock. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

     The transfer agent and registrar for Metricom's common stock is Boston Equiserve.

PREFERRED STOCK

     The following description summarizes material terms and provisions of Metricom's preferred stock and the preferred stock that Metricom may offer. Metricom's restated certificate authorizes 80,000,000 shares of preferred stock, of which 36,000,000 shares are designated Series Al preferred stock, 36,000,000 shares are designated Series A2 preferred stock and 8,000,000 shares are not currently designated. Metricom's board of directors has the authority to issue the remaining undesignated shares of preferred stock in additional series and to fix the rights, preferences, privileges and restrictions of any new series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, without further vote or action by its stockholders, subject to rights of the holders of outstanding preferred stock and the rights of holders of Metricom's outstanding senior notes and warrants. The availability of undesignated preferred stock may have the effect of delaying, deterring or preventing a change in control without further action by Metricom's stockholders and may adversely affect the voting and other rights of the holders of Metricom's common stock. Metricom Finance's certificate does not currently authorize preferred stock.

     The terms of the preferred stock that Metricom may offer will be established by or pursuant to a resolution of the board of directors of Metricom and will be issued under certificates of designation or through amendments to Metricom's restated certificate of incorporation. When Metricom offers to sell preferred stock, it will describe the specific terms of the preferred stock in a supplement to this prospectus. Metricom will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to the preferred stock that Metricom may offer.

     The following terms of the preferred stock, as applicable, will be set forth in a prospectus supplement relating to the preferred stock:


     - the title and stated value;


     - the number of shares Metricom is offering;

     - the liquidation preference per share;

     - the purchase price;

     - the dividend rate, period and payment date, and method of calculation for dividends;

     - whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

     - the procedures for any auction and remarketing, if any;

     - the provisions for a sinking fund, if any;

     - the provisions for redemption or repurchase, if applicable, and any restrictions on Metricom's ability to exercise those redemption and repurchase rights;

     - any listing of the preferred stock on any securities exchange or market;

     - whether the preferred stock will be convertible into or exchangeable for Metricom's common stock or other security, and, if applicable, the conversion or exchange price, or how it will be calculated, and the conversion or exchange period;

     - voting rights, if any, of the preferred stock;

     - preemption rights, if any;

     - restrictions on transfer, sale or other assignment, if any;

     - whether interests in the preferred stock will be represented by depositary shares;

     - a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

     - the relative ranking and preferences of the preferred stock as to dividend or liquidation rights;

     - any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend or liquidation rights; and

     - any other material specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.


SERIES A1 AND A2 PREFERRED STOCK


     Metricom currently has authorized and designated 36,000,000 shares of Series A1 preferred stock and 36,000,000 shares of Series A2 preferred stock. Of these shares, 31,950,000 shares of the Series A1 preferred stock and 31,950,000 shares of the Series A2 preferred stock are outstanding. The material rights, preferences and restrictions of these series of preferred stock are summarized below.

     Dividends. The holders of shares of each of the Series A1 preferred and Series A2 preferred have the right to receive cumulative dividends payable, at Metricom's option, in cash or additional shares of Series A1 preferred or Series A2 preferred, as the case may be, at the annual rate of 6.5% of the original issue price of $10 per share, until November 15, 2002, after which date the right to the cumulative dividends shall terminate, and holders of shares of each of the Series A1 and Series A2 preferred stock shall be entitled to dividends only when, as and if declared by Metricom's board of directors. Cumulative dividends payable to the holders of Series A1 preferred stock will be prior and in preference to any dividends payable to the holders of common stock and Series A2 preferred stock. Cumulative dividends payable to the holders of Series A2 preferred stock will be prior and in preference to the dividends payable to the holders of common stock.

     Voting Rights. For so long as more than 7,500,000 shares of each of the Series A1 preferred and Series A2 preferred are outstanding, the affirmative vote of the holders of at least a majority of the outstanding shares of each of the Series A1 and Series A2 preferred will be required to:

     - amend any provision of Metricom's restated certificate that changes the rights and preferences of that series so as to adversely affect the rights of the Series A1 preferred or Series A2 preferred, as the case may be, in a manner different from other classes or series of stock;

     - issue any new class or series of stock ranking senior in liquidation preference or dividends to the Series A1 preferred or Series A2 preferred, as the case may be;

     - issue any debt securities convertible into equity securities at a price lower than $10 per share, subject to adjustment for any stock dividend, split, combination or other similar event;

     - redeem or repurchase, under specified circumstances, any series of stock junior to the Series A1 preferred or Series A2 preferred, as the case may be; or

     - declare or pay any dividend on outstanding common stock, subject to specified exceptions.

     In addition, for so long as more than 7,500,000 shares of either of the Series A1 preferred or Series A2 preferred are outstanding, the holders of shares of those series of preferred stock, voting as separate classes, will be entitled to elect one member of Metricom's board of directors to represent each series. Holders of outstanding shares of Series A1 preferred may waive this right from time to time and instead designate an observer to attend meetings of the board of directors.

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     Liquidation Rights. If Metricom is liquidated, dissolved or wound up, the holders of Series A1 preferred and holders of Series A2 preferred will be entitled to be paid out of Metricom's assets, before any distribution to the holders of common stock, an amount equal to the greater of the original issue price plus accrued but unpaid dividends or the amount the holders would have received if the shares had been converted to common stock. For this purpose, "liquidation" includes:

     - a consolidation, merger or other reorganization in which Metricom's stockholders prior to the transaction own less than 50% of its voting power after the transaction or other transaction or series of transactions to which Metricom is a party in which over 50% of Metricom's voting power is transferred; or

     - a sale, lease or other disposition of all or substantially all of Metricom's assets.

     Redemption. On November 15, 2009, Metricom must redeem all outstanding shares of Series A1 and Series A2 preferred. In the event of a change of control or major acquisition by Metricom, each holder of Series A1 and Series A2 preferred will have the right to require Metricom to redeem all, but not less than all, of the shares of preferred stock held by that holder. For purposes of this provision, a "change of control" means an event by which any person or group, other than Vulcan Ventures, WorldCom and their respective affiliates:

     - becomes a beneficial owner of more than 30% of Metricom's outstanding equity securities; or

     - acquires the right to elect at least 30% of Metricom's board of directors.

     For purposes of this provision, a "major acquisition" means the acquisition by Metricom of more than 50% of the outstanding equity securities or all or substantially all of the assets of any entity, or Metricom's merger with another entity in which it is the surviving entity, in each case, for equity consideration exceeding 25% of its outstanding equity securities.

     Conversion. Holders of each of the Series A1 and Series A2 preferred have the right to convert their shares into common stock of Metricom, subject to the limitation that Series A1 preferred shares do not become convertible until May 2002, at which time 25% of the Series A1 preferred stock originally issued will become convertible. Following each six-month period thereafter, an additional 25% of the Series A1 preferred stock originally issued will become convertible. Each share of Series A1 and Series A2 preferred is initially convertible into one share of common stock. The conversion rates and prices for each of the Series A1 and Series A2 preferred will be adjusted in the event of any stock split or combination, dividend payment or distribution on the common stock, reclassification or other change to the common stock, or reorganization, merger or sale of assets. Each of the Series A1 and Series A2 preferred will automatically be converted into shares of common stock in the event that shares of either series are transferred by the original purchaser to a person other than Vulcan Ventures, WorldCom or their respective affiliates. If the holders of the Series A2 preferred stock exercise their right to convert their shares into common stock, then upon conversion, Metricom must pay to those holders who convert all accrued but unpaid dividends on the shares being converted. Dividends may not be paid on Series A2 preferred stock until all dividends payable on Series Al preferred stock are fully paid, or declared and funds set aside for payment. Therefore, a conversion by holders of Series A2 preferred stock into common stock will also require Metricom to pay all accrued but unpaid dividends on the Series Al preferred stock and to declare and set aside funds for the then-current dividend period.

     Registration Rights. Under Metricom's amended and restated registration rights agreement, dated November 15, 1999, the holders of our currently outstanding series of redeemable convertible preferred stock are entitled to registration rights with respect to the shares of common stock issuable upon conversion of the preferred stock. Subject to specified exceptions, including Metricom's right to defer a demand registration under specified conditions, holders of an aggregate of at least 500,000 shares of registrable securities have the right to require Metricom to use its best efforts to register under the Securities Act its registrable securities, the anticipated offering price of which, net of underwriting discounts and commissions, would exceed $10,000,000. Additionally, in the event that Metricom registers any of its common stock, either for its own account or for the account of any other stockholder, it is
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

required to notify holders of registrable securities and, subject to specified limitations, to include in that registration the registrable securities of holders requesting registration. Registrable securities need not be included in registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act. Metricom is also required, subject to specified limitations, to give notice of and effect certain short-term registrations upon request of holders of registrable securities. Metricom is not required to effect more than two registrations on Form S-3 in any 12-month period unless the registration is requested by Vulcan Ventures or WorldCom or some of their affiliates; however, it is not required to effect this registration if it has effected one or more registrations upon one of these holders' requests within the preceding 12-month period.

                         DESCRIPTION OF DEBT SECURITIES

     The following description summarizes general terms and provisions of the debt securities that Metricom and Metricom Finance may offer. When Metricom and Metricom Finance offer to sell a particular series of debt securities, Metricom and Metricom Finance will describe the specific terms of the series in a supplement to this prospectus. Metricom and Metricom Finance also will indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. The debt securities will be issued under one or more indentures between Metricom and Metricom Finance and Bank One Trust Company, N.A. or another trustee chosen by Metricom and Metricom Finance and qualified to act under the Trust Indenture Act of 1939, as amended. The form of indenture will be filed as an exhibit to the registration statement of which this prospectus is a part, and every definitive, or supplemental, indenture will be filed by Metricom and Metricom Finance from time to time by means of an exhibit to Form 8-K and will be available for inspection at the corporate trust office of the trustee, or as described below under "Where You Can Find More Information." The indentures will be subject to, and governed by, the Trust Indenture Act. Metricom and Metricom Finance will execute an indenture if and when they issue any debt securities. The statements contained in this prospectus relating to the indentures and the debt securities Metricom and Metricom Finance may issue are summaries and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indentures, including those terms made a part of the indenture by reference to the Trust Indenture Act, and the relevant debt securities. Capitalized terms used below but not defined in this prospectus shall have the meanings set forth in the indentures. References below to an "indenture" are references to the applicable indenture under which Metricom and Metricom Finance issue a particular series of debt securities.

GENERAL

     Metricom and Metricom Finance will establish the terms of each series of debt securities by or pursuant to a resolution of their boards of directors or by a supplemental indenture. Metricom and Metricom Finance will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series.

     Metricom and Metricom Finance can issue an unlimited amount of debt securities under the indenture. Metricom and Metricom Finance can issue these securities in one or more series with the same or various maturities, at par, at a premium or at a discount. Metricom and Metricom Finance will set forth in a prospectus supplement relating to any series of debt securities being offered, the following terms of the debt securities, as applicable:

     - the title of the debt securities;

     - whether the debt securities are senior debt securities or subordinated debt securities or any combination thereof and, if subordinated debt securities, the subordination terms relating to those securities;

     - the price or prices, expressed as a percentage of the aggregate principal amount, at which Metricom and Metricom Finance will sell the debt securities;

     - any limit upon the aggregate principal amount of the debt securities;

     - the date or dates on which Metricom and Metricom Finance will pay the principal on the debt securities;

     - the rate or rates, which may be fixed or variable, or the method by which the rate or rates will be determined, at which the debt securities will bear interest, if any;

     - the date or dates from which any interest will accrue, the dates upon which any interest will be payable and the record dates for payment of interest;

     - the place or places where principal of, and premium, if any, and interest, if any, on the debt securities will be payable;

     - any obligation Metricom and Metricom Finance have to redeem, repurchase or repay the debt securities in whole or in part pursuant to any sinking fund or analogous provisions or at the option of a holder of the debt securities, and the price or prices at which and the period or periods within which and the terms and conditions upon which Metricom and Metricom Finance will redeem, repurchase or repay the debt securities;

     - the denominations in which the debt securities will be issued, if other than denominations of U.S. $1,000 and any integral multiple thereof;

     - the portion of the principal amount of the debt securities payable upon declaration of the acceleration of the maturity date, if other than the principal amount;

     - any addition to or material change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

     - any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities;

     - whether Metricom and Metricom Finance will issue the debt securities in global form and, if so, the terms and conditions, if any, upon which global debt securities may be exchanged for other individual securities, and the name of the depositary for the debt securities;

     - the terms and conditions, if any, upon which the debt securities shall be exchanged for or converted into common stock or preferred stock of Metricom, or warrants or any other security;

     - any provisions relating to any security provided for the debt securities;

     - the form and terms of any guarantee of the debt securities;

     - if the principal amount payable at the stated maturity of any debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of one or more dates prior to the stated maturity date, or if this occurs, the manner in which the deemed principal amount is to be determined;

     - if applicable, that the debt securities are defeasible pursuant to the provisions of the indenture;

     - whether the debt securities will be listed on any securities exchange or included in any other market or quotation or trading system;

     - any trustee or fiscal or authenticating or payment agent, issuing and paying agent, transfer agent or registrar or any other person or entity to act in connection with the debt securities for or on Metricom's or Metricom Finance's behalf or on behalf of the holders of the debt securities; and

     - any other material terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series.

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

     Metricom and Metricom Finance may issue debt securities at a discount below their stated principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of maturity. In that event, Metricom and Metricom Finance will describe any material federal income tax considerations and other material considerations in the applicable prospectus supplement. Metricom and Metricom Finance may issue debt securities in bearer form, with or without coupons. In that event, Metricom and Metricom Finance will describe any material federal income tax considerations and other material considerations in the applicable prospectus supplement.

STATUS OF DEBT SECURITIES

     Except in the case of a holding company reorganization, or as set forth in Metricom's and Metricom Finance's outstanding senior notes, the senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. Metricom's and Metricom Finance's obligations pursuant to subordinated debt securities will be subordinate in right of payment to all of their senior indebtedness. With respect to any series of subordinated debt securities, except as otherwise set forth in the applicable prospectus supplement, Metricom's and Metricom Finance's "senior indebtedness" means the principal of, premium, if any, and any interest, including interest accruing subsequent to the commencement of any proceeding for Metricom's and Metricom Finance's bankruptcy or reorganization under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, and all other monetary obligations of every kind or nature due on or in connection with the following:

     - all Metricom's and Metricom Finance's indebtedness, including senior debt securities, regardless of when incurred,

       - for borrowed money; or

       - in connection with Metricom's and Metricom Finance's acquisition of assets other than in the ordinary course of business, for the payment of which Metricom and Metricom Finance are liable directly or indirectly by guarantee, letter of credit, obligation to purchase or acquire or otherwise, or the payment of which is secured by a lien, charge or encumbrance on assets Metricom and Metricom Finance acquired;

     - amendments, modifications, renewals, extensions and deferrals of the indebtedness; and

     - any indebtedness issued in exchange for that indebtedness, these three bullet points being collectively referred to as "Debt," provided, however, that the following will not constitute senior indebtedness with respect to subordinated debt securities;

       - any Debt as to which, in the instrument evidencing that Debt or pursuant to which the Debt was issued, it is expressly provided that that Debt is subordinate in right of payment to all of Metricom's and Metricom Finance's Debt not expressly subordinated to that Debt; and

       - any of Metricom's and Metricom Finance's Debt in respect of subordinated debt securities and any Debt which by its terms refers explicitly to the subordinated debt securities and states that the Debt shall not be senior in right of payment.

     Generally, Metricom and Metricom Finance may not make any payment pursuant to the subordinated debt securities unless all amounts of principal, premium, if any, and interest then due on all applicable senior indebtedness has been paid in full or if there has occurred and is continuing beyond any applicable grace period a default in any payment with respect to any applicable senior indebtedness, or if there has occurred any event of default with respect to any applicable senior indebtedness permitting the holders to accelerate the maturity of the senior indebtedness, or if any judicial proceeding is pending with respect to that default. However, exceptions to these restrictions may be set forth in the applicable prospectus supplement. Upon any distribution of Metricom's and Metricom Finance's assets upon dissolution, winding-up, liquidation or reorganization, the holders of Metricom's and Metricom Finance's senior indebtedness will be entitled to receive payment in full of principal, premium, if any, and interest, including interest accruing subsequent to the commencement of any proceeding for our bankruptcy or

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

reorganization under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, before any payment is made on the subordinated debt securities. By reason of this subordination, in the event of our insolvency, holders of Metricom's and Metricom Finance's senior indebtedness may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to the subordinated debt securities may receive less, ratably, than Metricom's and Metricom Finance's other creditors. These subordination provisions will not prevent the occurrence of any event of default in respect of the subordinated debt securities. If Metricom and Metricom Finance offer debt securities, the applicable prospectus supplement will set forth the aggregate amount of outstanding indebtedness, if any, as of the most recent practicable date that by the terms of those debt securities would be senior to the debt securities. The applicable prospectus supplement will also set forth any limitation on Metricom's and Metricom Finance's ability to issue any additional senior indebtedness and will describe in more detail the material terms of the subordination provisions of these securities, including relevant definitions.

CONVERSION RIGHTS

     The terms, if any, on which a series of debt securities may be exchanged for or converted into shares of common stock, preferred stock, warrants or any other security will be set forth in the applicable prospectus supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless specified otherwise in the applicable prospectus supplement, payment of principal, premium, if any, and any interest on the debt securities will be payable, and the exchange of and the transfer of debt securities will be registrable, at the office of the trustee or at any other office or agency maintained by Metricom and Metricom Finance for that purpose subject to the limitations of the indenture. Unless indicated otherwise in the applicable prospectus supplement, Metricom and Metricom Finance will issue the debt securities in denominations of U.S. $1,000 or integral multiples thereof. Metricom and Metricom Finance will not require a service charge for any registration of transfer or exchange of the debt securities, but Metricom and Metricom Finance may require payment of a sum sufficient to cover any tax or other governmental charge.

GLOBAL DEBT SECURITIES

     Metricom and Metricom Finance may issue the debt securities of a series in the form of one or more global securities that they will deposit with a depositary or its nominee identified in the applicable prospectus supplement. In that event, Metricom and Metricom Finance will issue one or more global securities in a denomination or in aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by a global security or securities. Metricom and Metricom Finance will deposit each global security with the depositary or nominee or a custodian therefor and each global security will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any other matters as may be provided for pursuant to the applicable indenture. Notwithstanding any provision of the indenture or any debt security described in this prospectus, no global security may be transferred to, or registered or exchanged for debt securities registered in the name of, any person or entity other than the depositary for the global security or any nominee of the depositary, and no transfer may be registered, unless:

     - the depositary has notified Metricom and Metricom Finance that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as depository as required by the applicable indenture;

     - Metricom and Metricom Finance execute and deliver to the trustee an order that the global security shall be so transferable, registrable and exchangeable; or

     - there shall exist circumstances, if any, as may be described in the applicable prospectus supplement.

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

     All debt securities issued in exchange for a global security or any portion thereof will be registered in names as the depositary may direct. Metricom and Metricom Finance will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security in the applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements:

     - Unless otherwise specified in the applicable prospectus supplement, debt securities which are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of the depositary or its nominee.

     - Upon the issuance of a global security, and the deposit of the global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions, called participants, that have accounts with the depositary or its nominee.

     - The accounts to be credited will be designated by the underwriters or agents who sell the debt securities or by Metricom or Metricom Finance, if the debt securities are offered and sold directly by Metricom or Metricom Finance.

     - Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants.

     - Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security.

     - Ownership of beneficial interests in the global security by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that purchasers of securities take physical delivery of the securities in certificate form. The foregoing limitations and these laws may impair the ability to transfer beneficial interests in the global securities. So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture.

     Unless otherwise specified in the applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificate form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. If Metricom or Metricom Finance requests any action of holders or if an owner of a beneficial interest in a global security desires to give any notice or take any action a holder is entitled to give or take under the indenture, the depositary will authorize the participants to give that notice or take that action, and participants would authorize beneficial owners owning through those participants to give that notice or take that action or would otherwise act upon the instructions of beneficial owners owning through them. Metricom or Metricom Finance undertake no responsibility for the actions of the depositary, participants and client participants or for enforcing their respective standing procedures.

     Notwithstanding any other provisions to the contrary in the indenture, the rights of the beneficial owners of the debt securities to receive payment of the principal of, premium, if any, and interest, if any, on the debt securities, on or after the respective due dates expressed in the debt securities, or to institute suit for the enforcement of these payments on or after these respective dates, shall not be impaired or affected without the consent of the beneficial owners. Principal of, premium, if any, and interest on a global security will be payable in the manner described in the applicable prospectus supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless Metricom and Metricom Finance specify otherwise in the applicable prospectus supplement, the indenture will provide that they may not consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their property or assets to any person, called a successor person, in one or more related transactions unless, among other things:

     - Metricom or Metricom Finance, as applicable, are the surviving corporation, or the successor person, if other than Metricom and Metricom Finance, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

     - the successor person, if other than Metricom and Metricom Finance, assumes all of their obligations under the debt securities and the indenture; and

     - immediately prior to and after giving effect to the transaction, no event of default shall have occurred and be continuing. Notwithstanding the foregoing, any of Metricom's or Metricom Finance's subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to Metricom or Metricom Finance, as applicable.

EVENTS OF DEFAULT

     Unless Metricom and Metricom Finance specify otherwise in the applicable prospectus supplement, the following will constitute events of default under the indenture with respect to debt securities of any series:

     - failure to pay principal of, or premium, if any, on any debt security of that series when due and payable;

     - failure to pay any interest on any debt security of that series when due, and continuance of that default for 30 days;

     - failure to pay any mandatory sinking fund payment, when and as due by the terms of any debt securities of that series;

     - failure to comply with any of Metricom's and Metricom Finance's agreements in the debt securities of that series or in the indenture with respect to that series, which default continues for the period and after the notice provided in the applicable prospectus supplement;

     - failure to pay principal when due or resulting in acceleration of any of Metricom's and Metricom Finance's other debt where the aggregate principal amount with respect to which that default or acceleration has occurred exceeds a specified amount provided in the applicable prospectus supplement, provided that this default will be cured or waived if the default that resulted in the acceleration of Metricom's and Metricom Finance's other indebtedness is cured or waived or that indebtedness is discharged; and

     - events of bankruptcy, insolvency or reorganization.

     Except as set forth in the applicable prospectus supplement, a default under the fourth or fifth bullet points above is not an event of default with respect to a particular series of debt securities until the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series notify Metricom and Metricom Finance of the default and Metricom and Metricom Finance do not cure the default within 60 days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default."

     Except as may otherwise be specified in the applicable prospectus supplement, if an event of default with respect to outstanding debt securities of any series, other than an event of default relating to events of bankruptcy, insolvency or reorganization, shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice, as provided in the indenture, may declare the unpaid principal amount, or, if the debt securities of that series are original issue discount securities, the lesser amount as may be specified in the terms of that series, and any accrued and unpaid interest on all debt securities of that series, to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on that acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under specified circumstances, rescind and annul that acceleration. For information as to waiver of defaults, see "Modification and Waiver" below. The indenture will provide that, subject to the duty of the trustee during an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless those holders shall have offered to the trustee reasonable indemnity. Subject to specific provisions, including those requiring indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. Metricom and Metricom Finance will be required to furnish to the trustee under the indenture annually a statement as to their performance of their obligations under the indenture and as to any default in their performance.

MODIFICATION AND WAIVER

     Subject to exceptions, the indenture will provide that Metricom and Metricom Finance and the trustee may amend the indenture or the debt securities with the written consent of the holders of a majority in principal amount of the then outstanding debt securities of each series affected by the amendment with each series voting as a separate class. The holders of a majority in principal amount of the then outstanding debt securities of any series may also waive compliance by Metricom and Metricom Finance with some of the restrictive provisions of the indenture with respect to the debt securities of that series; provided, however, that, except as otherwise specified in the applicable prospectus supplement, without the consent of each holder of debt securities affected, an amendment or waiver may not, among other things:


     - reduce the percentage of the principal amount of debt securities whose holders must consent to an amendment or waiver;


     - reduce the rate or change the time for payment of interest on any debt security, including default interest;

     - reduce the principal of or premium, if any, or change the fixed maturity of any debt security, or reduce the amount of, or postpone the date fixed for, redemption or the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

     - make any debt security payable in currency other than that stated in the debt security;

     - make any change in the provisions concerning waivers of default or events of default by holders or concerning the rights of holders to recover the principal of, premium, if any, and interest on, any debt security;

     - waive a default in the payment of the principal of, premium, if any, and interest on any debt security, except as otherwise provided in the indenture; or

     - reduce the principal amount of original issue discount securities payable upon acceleration of the maturity thereof.

     Metricom, Metricom Finance and the trustee may amend the indenture or the debt securities without notice to or the consent of any holder of a debt security to, among other things:

     - cure any ambiguity, defect or inconsistency;

     - comply with the indenture's provisions with respect to successor corporations;

     - comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act;

     - provide for uncertificated debt securities in addition to or in place of certificated debt securities;

     - add to, change or eliminate any of the provisions of the indenture in respect of one of more series of debt securities; provided, however, that any addition, change or elimination:


      - shall neither apply to any debt security of any series created prior to the execution of the amendment and entitled to the benefit of the provision, nor modify the rights of a holder of the debt security with respect to the provision; and


      - shall become effective only when there is no outstanding debt security of any series created prior to the amendment and entitled to the benefit of the provision;

     - make any other change that does not adversely affect in any material respect the interest of any holder; or

     - establish additional series of debt securities as permitted by the indenture.

     The holders of a majority in principal amount of the then outstanding debt securities of any series, by notice to Metricom and Metricom Finance and to the trustee, may waive an existing default or event of default and its consequences except a default or event of default in the payment of the principal of, premium, if any, or any interest on any debt security with respect to the debt securities of that series or in the payment of any sinking fund installment with respect to the debt securities of that series or in respect of any provision in the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. In the event Metricom and Metricom Finance issue debt securities at a discount, then the above shall apply to the holders of a majority in principal amount at maturity.

     Defeasance of Debt Securities. Unless otherwise specified in the applicable prospectus supplement, the indenture will provide that Metricom and Metricom Finance may be discharged from any and all obligations in respect of the debt securities of any series, except for obligations to register the transfer or exchange of debt securities of that series, to replace stolen, lost or mutilated debt securities of that series, and to maintain paying agencies, upon the deposit with the trustee, in trust, of money and/or U.S. government obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments or other redemption date in accordance with the terms of the indenture and the debt securities.

     This discharge may occur only if, among other things, Metricom and Metricom Finance have received from, or there has been published by, the United States Internal Revenue Service a ruling, or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the debt securities of the series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. The applicable prospectus supplement will describe any other conditions Metricom and Metricom Finance must meet in order to legally defease a particular class or series of debt securities.

     Defeasance of Specified Covenants. Unless otherwise specified in the applicable prospectus supplement, the indenture will provide that, upon compliance with specified conditions, Metricom and Metricom Finance may omit to comply with the restrictive covenants contained in the indenture, as well as any additional covenants or events of default contained in a supplement to the indenture, a board resolution or an officers' certificate delivered pursuant to the indenture. The conditions include:

     - depositing with the trustee money and/or U.S. government obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments or other redemption date in accordance with the terms of the indenture and the debt securities; and

     - delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of that deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

     The applicable prospectus supplement will describe any additional conditions Metricom and Metricom Finance must meet in order to defease the covenants applicable to a particular class or series of debt securities.

     Defeasance of Specified Covenants and Events of Default. In the event Metricom and Metricom Finance exercise their option to omit to comply with specified covenants contained in the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, Metricom and Metricom Finance will remain liable for those payments.

SATISFACTION AND DISCHARGE

     The indentures will, upon a written request or order signed by one of Metricom's and Metricom Finance's designated officers and delivered to the trustee, cease to be of further effect with respect to any series of debt securities, except as to any surviving rights of registration of transfer or exchange or conversion of debt securities of that series expressly provided for, and the trustee will be required to execute proper instruments acknowledging satisfaction and discharge of the indenture as to that series when either:

     - Metricom and Metricom Finance have delivered to the trustee for cancellation all debt securities of that series previously authenticated and delivered, other than:

      - debt securities that have been destroyed, lost or stolen and which have been replaced or paid, as provided in the indentures, and

      - debt securities for which money sufficient to make all payment on the debt securities has previously been deposited in trust with the trustee or any paying agent or segregated and held in trust by us with any remaining amounts to thereafter be repaid to us, as provided in the indentures; or

      - all debt securities, other than convertible debt securities, of the series;

        - have become due and payable, or

        - will become due and payable at their stated maturity within one year, or

        - if redeemable at our option, are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at Metricom's and Metricom Finance's expense; and

     - Metricom and Metricom Finance irrevocably deposit or cause to be deposited with the trustee as trust funds in trust an amount of money or government obligations sufficient to pay and discharge the entire indebtedness on those debt securities not previously delivered to the trustee for cancellation, including all principal of and any premium and installments of interest to the date of the deposit in the case of debt securities which have become due and payable or to the stated maturity or redemption of the debt securities, as applicable.

     In addition, in order to satisfy and discharge the securities, Metricom and Metricom Finance will be required to:

     - pay or cause to be paid all other sums payable under the debt securities by them; and

     - deliver an officer's certificate and an opinion of counsel to the trustee, each stating that all conditions precedent provided for relating to the satisfaction and discharge of the indentures as to the series have been satisfied.

REGARDING THE TRUSTEE

     The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of a trustee, should it become Metricom's and Metricom Finance's creditor, to obtain payment of claims in cases, or to realize on property received in respect of any claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with Metricom and Metricom Finance and our affiliates; provided, however, that if it acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate that conflict or resign.

     The holders of a majority in principal amount of the then outstanding debt securities of any series will have the fight to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The Trust Indenture Act and the indenture provide that in case an event of default shall occur and be continuing, the trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent person in the conduct of that person's affairs. Subject to this provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities issued thereunder, unless they have offered to the trustee indemnity satisfactory to it.

GUARANTEES

     The obligations of Metricom Finance under the debt securities will be fully and unconditionally guaranteed by Metricom Each guarantee of Metricom Finance's obligations under senior debt securities will constitute part of the senior debt of Metricom and will rank equally with all other unsecured and unsubordinated debt of Metricom Each guarantee with respect to subordinated debt securities will be subordinated to Metricom's senior indebtedness on the same basis as provided above with respect to the subordination of the relevant subordinated debt securities to senior indebtedness of Metricom Finance. Upon completion of a holding company reorganization, as described below, the guarantee automatically, and without further notice to or action by the holders of the debt securities, will be released entirely and will cease to be of any force and effect.

HOLDING COMPANY REORGANIZATION

     A holding company reorganization is a transaction after which all or substantially all of Metricom's assets and operations will be owned and operated by a subsidiary corporation or limited liability company wholly owned by a holding company, and the holding company will remain as the sole obligor in respect of the debt securities. Metricom currently expects that this type of reorganization of its operations may be effected either as a result of the transfer of all or substantially all of Metricom's assets to Metricom Finance, the merger of a wholly owned subsidiary of Metricom Finance with Metricom, or a merger of Metricom into a single-member limited liability company owned by Metricom Finance, after which the debt securities will become solely the obligation of a holding company. That holding company will have no material assets other than the capital stock of its subsidiaries. If Metricom completes a holding company reorganization, the debt securities will be effectively junior to all of the liabilities, including credit facilities, other indebtedness and trade payables that the holding company's subsidiaries may incur, all of which subsidiary debt also could be secured by liens. While Metricom does not currently intend to undertake a holding company reorganization, because of its growth plans and in order to preserve its flexibility to create a corporate structure that may facilitate its ability to raise additional capital, Metricom will structure the debt securities to allow it to reorganize if it chooses to do so.

     Prior to completing a holding company reorganization, Metricom Finance will not have any operations or any material assets and will not have any revenues. As a result, prospective investors should not expect Metricom Finance to contribute to the amounts required to be paid on the debt securities. Moreover, Metricom has fully and unconditionally guaranteed the obligations of Metricom Finance with respect to the debt securities solely for the purpose of enabling Metricom and Metricom Finance to register the debt securities, as co-obligors, on the registration statement of which this prospectus is a part. Upon the completion of a holding company reorganization, the debt securities will, by their terms, be the obligation solely of a holding company, meaning a company the only asset of which is the stock of or an ownership interest in either a corporate subsidiary or subsidiaries, or a limited liability company, and the guarantee automatically, and without further notice to or action by the holders of the debt securities, will be released entirely and will cease to be of any force and effect. After that time, all references in the indenture and any supplemental indentures to an obligor of the debt securities will refer only to the holding company.

GOVERNING LAW

     The indentures and debt securities will be governed by and construed in accordance with the laws of the State of New York. The indentures are subject to the provisions of the Trust Indenture Act that are required to be a part thereof and will, to the extent applicable, be governed by these provisions.

                            DESCRIPTION OF WARRANTS

     Metricom and Metricom Finance may issue warrants to purchase debt securities, or debt warrants, and Metricom may issue warrants to purchase preferred stock or common stock, or equity warrants. Debt warrants and equity warrants are referred to collectively as warrants. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. Warrants will be issued under warrant agreements to be entered into between Metricom and/or Metricom Finance and a bank or trust company, as warrant agent. When warrants are issued, the specific terms of the warrants will be described in a prospectus supplement.

DEBT WARRANTS

     The applicable prospectus supplement will describe the terms of debt warrants offered under that prospectus supplement, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

     - the title of the debt warrants;

     - the aggregate number of debt warrants;

     - the price or prices at which the debt warrants will be issued;

     - the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

     - the designation and terms of any related debt securities, common stock, preferred stock or any other security with which the debt warrants are issued, and the number of the debt warrants issued with each debt security, share of common stock, share of preferred stock or any other security;

     - the date, if any, on and after which the debt warrants and the related debt securities, preferred stock, common stock or any other security will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise of each debt warrant;

     - the date on which the right to exercise the debt warrants will commence and the date on which those rights will expire;

     - the maximum or minimum number of debt warrants which may be exercised at any time;

     - information with respect to book-entry procedures, if any;

     - a discussion of any material federal income tax considerations; and

     - any other material terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

     Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon the exercise and will not be entitled to payment of principal of, premium, if any, or interest, if any, on, the debt securities purchasable upon the exercise.

EQUITY WARRANTS

     The applicable prospectus supplement will describe the terms of equity warrants offered under that prospectus supplement, the warrant agreements relating to the equity warrants and the warrant certificates representing the equity warrants, including the following:

     - the title of the equity warrants;

     - the securities, (i.e., preferred stock or common stock), for which the equity warrants are exercisable;

     - the price or prices at which the equity warrants will be issued;

     - if applicable, the designation and terms of the debt securities, preferred stock, common stock or any other security with which the equity warrants are issued, and the number of equity warrants issued with each debt security or share of preferred stock, common stock or other security;

     - if applicable, the date on and after which the equity warrants and the related debt securities, preferred stock, common stock or any other security will be separately transferable;

     - the date on which the right to exercise the equity warrants will commence, and the date on which those rights will expire;

     - the maximum or minimum number of equity warrants that may be exercised at any time;

     - information with respect to book-entry procedures, if any;

     - if applicable, a discussion of any material federal income tax considerations; and

     - any other material terms of the equity warrants, including terms, procedures and limitations relating to any anti-dilution provisions relating to the equity warrants and to the exchange and exercise of the equity warrants.

     Unless otherwise provided in the applicable prospectus supplement, holders of equity warrants will not be entitled, by virtue of being holders of equity warrants, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of directors or any other matter, or to exercise any rights whatsoever as stockholders. Except as set forth in the applicable prospectus supplement, the exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment in specified events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, Metricom may elect to adjust the number of equity warrants. Unless otherwise provided in the applicable prospectus supplement, no adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Metricom may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of equity warrants, but it will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, except as otherwise provided in the applicable prospectus supplement, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding equity warrant shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which the equity warrant was exercisable immediately prior to the particular triggering event.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder to purchase the principal amount, or number of, securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the office of the warrant agent or any other office indicated in the applicable prospectus supplement, Metricom or Metricom Finance, as applicable, will, as soon as practicable, forward the securities purchasable upon that exercise. If less than all of the warrants represented by a particular warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

                              DESCRIPTION OF UNITS

     Units may be issued consisting of two or more other constituent securities. These units may be issuable as, and for a specified period of time may be transferable as, a single security only, as distinguished from the separate constituent securities constituting the units. When units are issued, their specific terms will be described in a prospectus supplement, including the following:

     - the title of any series of units;

     - identification and description of the separate constituent securities constituting the units;

     - the price or prices at which the units will be issued;

     - if applicable, the date on and after which the constituent securities constituting the units will become separately transferable;

     - information with respect to book-entry procedures, if any;

     - a discussion of any material federal income tax considerations; and

     - any other material terms of the units and their constituent securities.


                              PLAN OF DISTRIBUTION


     Metricom and Metricom Finance, as applicable, may sell the securities being offered by this prospectus directly or through agents, underwriters or dealers.


     Offers to purchase securities may be solicited directly by Metricom or Metricom Finance, and the securities may be sold by them directly to institutional investors or others. The consideration received for the sale of such securities may consist of cash or the discharge of other obligations owed by Metricom or Metricom Finance, including the principal of or interest on indebtedness.


     Agents designated by Metricom and Metricom Finance, as applicable, from time to time may solicit offers to purchase the securities offered by this prospectus. Any agent involved in the offer or sale of those securities may be deemed to be an underwriter under the Securities Act and we will name that agent and describe any commissions payable by Metricom and Metricom Finance, as applicable, to that agent in a prospectus supplement. Any agent appointed by Metricom and Metricom Finance, as applicable, will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. We may be obligated under agreements with these agents to indemnify them against civil liabilities, including liabilities under the Securities Act. These agents may also engage in transactions with or perform services for Metricom and Metricom Finance, as applicable, in the ordinary course of business.

     If we utilize any underwriters in any sale of the securities in respect of which this prospectus is delivered, Metricom and Metricom Finance, as applicable, will enter into an underwriting agreement with those underwriters at the time of sale to them, and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement. That prospectus supplement will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. Metricom and Metricom Finance, as applicable, may be obligated under the underwriting agreements with these underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act. These underwriters may also engage in transactions with or perform services for Metricom and Metricom Finance, as applicable, in the ordinary course of business.

     If Metricom and Metricom Finance, as applicable, utilize a dealer in any sale of the securities in respect of which the prospectus is delivered, they will sell the securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Metricom and Metricom Finance, as applicable, may be obligated under agreements with these dealers to indemnify them against civil liabilities, including liabilities under the Securities Act. These dealers may also engage in transactions with or perform services for them in the ordinary course of business.

     If so indicated in the applicable prospectus supplement, Metricom and Metricom Finance, as applicable, will authorize agents, underwriters or dealers to solicit offers from purchasers to purchase the securities from Metricom and Metricom Finance, as applicable, at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery of those securities on a specified date in the future. These delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement, and Metricom and Metricom Finance, as applicable, will set forth the commission payable for solicitation of these offers in the prospectus supplement.

     If Metricom and Metricom Finance sell any warrants pursuant to this prospectus and an applicable prospectus supplement, Metricom and Metricom Finance, as applicable, may deliver the prospectus in connection with the sale of Metricom's common stock or preferred stock or the debt securities of Metricom or Metricom Finance upon the exercise of the applicable warrants.

                                 LEGAL MATTERS


     Cooley Godward LLP, San Francisco, California, will provide us with an opinion as to the legality of the common stock, preferred stock, warrants and units that we are offering. Attorneys with Cooley Godward LLP own an aggregate of 1,554 shares of Metricom's common stock.


                                    EXPERTS


     The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the financial statements.


                      WHERE YOU CAN FIND MORE INFORMATION


     Metricom files annual and quarterly reports and proxy statements, and Metricom and Metricom Finance may file current reports and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Metricom and the securities offered under this prospectus, you are referred to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as Metricom's reports, proxy statements and other information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov."

     The SEC allows Metricom to "incorporate by reference" information that it files with it, which means that Metricom can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus and the information that Metricom files later with the SEC may update and supersede the information incorporated by reference. Metricom incorporates by reference the documents listed below and any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of all securities to which this prospectus relates:


     - Metricom Annual Report on Form 10-K, as amended, for the year ended December 31, 2000;


     - Metricom Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;


     - Metricom Current Report on Form 8-K filed on March 19, 2001; and


     - The description of Metricom's common stock contained in our registration statement on Form 8-A filed with the SEC on February 28, 1992.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

       Corporate Secretary

       Metricom, Inc.

       333 West Julian Street
       San Jose, California 95110
       (408) 282-3000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the registration fee.

    SEC registration fee........................................  $ 79,266
    Accounting fees and expenses................................    50,000
    Legal fees and expenses.....................................    75,000
    Miscellaneous...............................................    45,734
    Total.......................................................  $250,000

     We will pay all fees and expenses associated with filing this registration statement.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Metricom's bylaws provide for mandatory indemnification of its directors and executive officers and permissive indemnification of other officers, employees and other agents to the maximum extent permitted by the DGCL. Metricom has entered into indemnification agreements with Metricom's directors and certain officers. The indemnification agreements provide our directors with further indemnification to the maximum extent permitted by the DGCL. Metricom also has obtained directors and officers insurance to insure its directors and officers against certain liabilities, including liabilities under the securities laws.

     The form of underwriting agreement filed as Exhibit 1.1 to the registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities under the Securities Act or otherwise.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits


EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-------                    -----------------------
 1.1     Form of Underwriting Agreement.*
 3.1(a)  Restated Certificate of Incorporation of Metricom.**
 3.1(b)  Certificate of Amendment of Amended and Restated Certificate
         of Incorporation of Metricom.**
 3.2     Bylaws of Metricom.***
 3.3     Certificate of Incorporation of Metricom Finance, Inc.****
 3.4     Bylaws of Metricom Finance, Inc.****
 4.1     Form of Warrant Agreement, including form of warrant
         certificate.*
 4.2     Senior Debt Indenture to be entered into between Metricom
         and Bank One Trust Company, N.A., as trustee.****
 4.3     Subordinated Debt Indenture to be entered into between
         Metricom and Bank One Trust Company, N.A., as trustee.****
 5.1     Opinion of Cooley Godward LLP.
12.1     Statement regarding computation of deficiency of earnings to fixed charges and deficiency of earnings to combined fixed charges and preferred stock dividends.

EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-------                    -----------------------
23.1     Consent of Arthur Andersen LLP.
23.2     Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1     Power of Attorney (included in the signature page).*****
25.1     Statement of Eligibility and Qualification on Form T-1 of
         Bank One Trust Company, N.A. to act as trustee under the
         indentures.*****


-------------------------
     * To be filed by amendment or incorporated by reference from reports filed under the Securities Exchange Act of 1934.

   ** Filed as Exhibits 3.1 (a) and (b) to the Form 10-Q filed by Metricom for the quarter ended June 30, 2000 and incorporated herein by reference.

  *** Filed as Exhibit 3.2 to the Form 10-K405/A filed by Metricom for the year ended December 31, 1997 and incorporated herein by reference.

 **** Filed as Exhibits 4.2, 4.3, 4.4 and 4.5 to the Registration Statement filed by Metricom and Metricom Finance on Form S-3, as amended (No. 333-91359) and incorporated herein by reference.


***** Previously filed.


ITEM 17. UNDERTAKINGS

     The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant further undertakes that:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and


          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection(a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305
     (b) (2) of the Trust Indenture Act.

                                   SIGNATURES

                                (METRICOM, INC.)


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on May 21, 2001.


                                          METRICOM, INC.

                                          By:    /s/ RALPH C. DERRICKSON
                                            ------------------------------------
                                                    Ralph C. Derrickson
                                              Interim Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
               /s/ RALPH C. DERRICKSON                  Interim Chief Executive Officer   May 21, 2001
-----------------------------------------------------  and Director (Principal Executive
                 Ralph C. Derrickson                               Officer)

                /s/ DAVID J. PANGBURN                       Chief Financial Officer       May 21, 2001
-----------------------------------------------------      (Principal Financial and
                  David J. Pangburn                           Accounting Officer)

                  /s/ BRAM JOHNSON*                                Director               May 21, 2001
-----------------------------------------------------
                    Bram Johnson

               /s/ ROBERT P. DILWORTH*                             Director               May 21, 2001
-----------------------------------------------------
                 Robert P. Dilworth

               /s/ JUSTIN L. JASCHKE*                              Director               May 21, 2001
-----------------------------------------------------
                  Justin L. Jaschke

                  /s/ DAVID MOORE*                                 Director               May 21, 2001
-----------------------------------------------------
                     David Moore

                /s/ WILLIAM D. SAVOY*                              Director               May 21, 2001
-----------------------------------------------------
                  William D. Savoy

              *By: /s/ DALE W. MARQUART                                                   May 21, 2001
 ---------------------------------------------------
      Senior Vice President of Administration,
                  Attorney-in-Fact

                                   SIGNATURES

                            (METRICOM FINANCE, INC.)


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on May 21, 2001.


                                          METRICOM FINANCE, INC.

                                          By:    /s/ RALPH C. DERRICKSON
                                            ------------------------------------
                                                    Ralph C. Derrickson

                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
               /s/ RALPH C. DERRICKSON                      Chief Executive Officer       May 21, 2001
-----------------------------------------------------    (Principal Executive Officer)
                 Ralph C. Derrickson

                /s/ DAVID J. PANGBURN                       Chief Financial Officer       May 21, 2001
-----------------------------------------------------      (Principal Financial and
                  David J. Pangburn                           Accounting Officer)

                /s/ DALE W. MARQUART                               Director               May 21, 2001
-----------------------------------------------------
                  Dale W. Marquart

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1      Form of Underwriting Agreement.*
 3.1(a)   Restated Certificate of Incorporation of Metricom.**
 3.1(b)   Certificate of Amendment of Amended and Restated Certificate
          of Incorporation of Metricom.**
 3.2      Bylaws of Metricom.***
 3.3      Certificate of Incorporation of Metricom Finance, Inc.****
 3.4      Bylaws of Metricom Finance, Inc.****
 4.1      Form of Warrant Agreement, including form of warrant
          certificate.*
 4.2      Senior Debt Indenture to be entered into between Metricom
          and Bank One Trust Company, N.A., as trustee.****
 4.3      Subordinated Debt Indenture to be entered into between
          Metricom and Bank One Trust Company, N.A., as trustee.****
 5.1      Opinion of Cooley Godward LLP.
12.1      Statement regarding computation of deficiency of earnings to fixed charges and deficiency of earnings to combined fixed charges and preferred stock dividends.
23.1      Consent of Arthur Andersen LLP.
23.2      Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1      Power of Attorney (included in the signature page).*****
25.1      Statement of Eligibility and Qualification on Form T-1 of
          Bank One Trust Company, N.A. to act as trustee under the
          indentures.*****


-------------------------
     * To be filed by amendment or incorporated by reference from reports filed under the Securities Exchange Act of 1934.

   ** Filed as Exhibits 3.1 (a) and (b) to the Form 10-Q filed by Metricom for the quarter ended June 30, 2000 and incorporated herein by reference.

  *** Filed as Exhibit 3.2 to the Form 10-K405/A filed by Metricom for the year ended December 31, 1997 and incorporated herein by reference.

 **** Filed as Exhibits 4.2, 4.3, 4.4 and 4.5 to the Registration Statement filed by Metricom and Metricom Finance on Form S-3, as amended (No. 333-91359) and incorporated herein by reference.


***** Previously filed.